                                                Filed Pursuant to Rule 424(B)(3)
                                                File No. 333-84098

                       SUPPLEMENT NO. 3 DATED NOVEMBER 13, 2002

                        TO PROSPECTUS DATED MAY 22, 2002

                           APPLE HOSPITALITY TWO, INC.

The following information supplements the prospectus of Apple Hospitality Two, Inc. dated May 22, 2002 and is part of the prospectus. This Supplement should be read in conjunction with Supplement No. 2, which supersedes and replaces Supplement No. 1. Prospective investors should carefully review the prospectus, Supplement No. 2 and this Supplement No. 3.

                     TABLE OF CONTENTS FOR SUPPLEMENT NO. 3

Additional Risk Factor ............................................................    S - 2
Status of the Offering ............................................................    S - 2
Recent Developments ...............................................................    S - 2
Merger with Apple Suites, Inc. and Related Matters ................................    S - 2
Valuation Analyses of Hospitality Units undertaken in Connection with the Merger ..    S - 5
Summary of Material Contracts .....................................................    S - 6
Description of Hospitality Capital Stock ..........................................    S - 17
New REIT by Mr. Knight ............................................................    S - 23
Hospitality's Properties ..........................................................    S - 24
Selected Financial Data ...........................................................    S - 27
Experts ...........................................................................    S - 29
Index to Financial Statements .....................................................    F - 1

The prospectus, and each supplement, contains forward-looking statements within the meaning of the federal securities laws, and such statements are intended to be covered by the safe harbors created by those laws. These forward-looking statements may involve plans and objectives for future operations, including future growth and availability of funds. These forward-looking statements are based on current expectations, which are subject to numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, the continuation of Hospitality's offering of units, future economic, competitive and market conditions and future business decisions, together with local, national and international events (including, without limitation, acts of terrorism or war, and their direct and indirect effects on travel and the economy). All of these matters are difficult or impossible to predict accurately and many of them are beyond our control. Although Hospitality believes the assumptions relating to the forward-looking statements, and the statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by Hospitality or any other person that its objectives and plans, which Hospitality considers to be reasonable, will be achieved.

                             ADDITIONAL RISK FACTOR

The Value of Hospitality Units May Be Less Than $10.00 Per Unit.

In connection with the proposed merger transaction between Hospitality and Apple Suites, Inc., the boards of directors of each company retained separate financial advisors to render an opinion as to the fairness, from a financial point of view, of the proposed transaction. As part of the preparation of these fairness opinions, the financial advisors to each company's board of directors calculated valuation ranges for Hospitality units indicating that the value of the Hospitality units may be less than $10.00 per unit. See "Valuation of Hospitality Units in Connection with the Merger" on page S-5. These valuation analyses were based on information as of a specific date, were prepared in connection with analyzing the fairness, from a financial point of view, of a proposed merger transaction, were not intended to indicate the price at which Hospitality units might trade either before or after the proposed merger in any public or private transaction and do not purport to be appraisals. These valuation analyses also did not take into account the effect, if any, of the proposed merger and related transactions on the per unit valuation of Hospitality units.

                             STATUS OF THE OFFERING

Hospitality is continuing its offering of units, consisting of one common share and one Series A preferred share, in accordance with the prospectus dated May 22, 2002. From that date through October 21, 2002, Hospitality has closed on the following sales of units:

                                                     Proceeds Net of Selling
       Price Per       Number of       Gross        Commissions and Marketing
         Unit         Units Sold      Proceeds          Expense Allowance
         ----         ----------      --------          -----------------

        $10.00        29,320,298    $291,624,036          $262,461,633

                              RECENT DEVELOPMENTS

For the quarter ended September 30, 2002, Hospitality's funds from operation
(FFO) were approximately $7.1 million, or $0.28 per share. During the quarter, Hospitality's portfolio attained an average daily rate (ADR) of $97, an average occupancy of 82%, and revenue per available room (RevPAR) of $79. On October 22, 2002, Hospitality paid a quarterly dividend of $0.25 per Hospitality common share.

               MERGER WITH APPLE SUITES, INC. AND RELATED MATTERS

On October 23, 2002, the boards of directors of Hospitality and Suites approved a merger transaction in which Suites will become a subsidiary of Hospitality. On October 24, 2002, an agreement and plan of merger was signed by Hospitality, Hospitality Acquisition Company and Suites.

In the merger, holders of Suites common shares will receive either

       . a Hospitality unit, consisting of one Hospitality common share and one Hospitality Series A preferred share, for each Suites common share, or

       . if elected by a Suites common shareholder, $10.00 in cash per Suites common share subject to a $25 million limit on the cash to be paid in the merger.

If more Suites common shareholders elect to receive cash than the maximum amount of cash available for payment, each Suites common shareholder who elects to receive cash will receive a combination of cash and Hospitality units for that shareholders common shares, based on a pro rata distribution of the cash available for payment in the merger. For purposes of this distribution, fractional Suites common shares will be rounded to the nearest whole share. Hospitality, at its sole discretion, prior to the effective time of the merger, may determine to increase the maximum amount of cash consideration to be paid in the merger to an amount not to exceed $30 million.

As a result of the merger, the 240,000 outstanding Suites Class B convertible shares will be convertible into 480,000 Suites common shares. Pursuant to the merger, the Suites Class B convertible shares will be converted into the right to receive 480,000 Hospitality units, or one Hospitality unit for each Suites common share, the same exchange ratio applicable to all other Suites common shareholders.

The merger is expected to be treated as a tax free reorganization for federal income tax purposes, except for cash, if any, received by Suites shareholders.

Holders of Hospitality units will continue to own their existing Hospitality units after the merger.

In connection with the merger, Hospitality will pay an extraordinary dividend to Hospitality common shareholders. The extraordinary dividend will consist of an aggregate payment of $15 million, which will be divided equally among the outstanding Hospitality common shares (approximately $0.49 per share), and is contingent on the merger becoming effective. The record date for the extraordinary dividend will be the record date of the Hospitality shareholders meeting to approve the merger or another date that the Hospitality board of directors declares, as long as the record date is prior to the effectiveness of the merger. The payment date for the extraordinary dividend will be after the effective date of the merger.

In connection with the merger, the boards of directors of Hospitality and Suites have determined that the companies will become self-advised, contingent upon the merger occurring. Consequently, the advisory agreements Hospitality and Suites have with Apple Suites Advisors, Inc. will be terminated concurrently with the merger and thereafter no further advisory fees will be due under that agreement. In addition, the property acquisition/distribution agreements that Hospitality and Suites have with Apple Suites Realty, Inc. will also be terminated.

As a result of the termination of these agreements, the 240,000 Hospitality Series B convertible preferred shares held by Glade M. Knight and two business associates would become convertible into 1,272,000 Hospitality units. Mr. Knight and the other holders of Hospitality Series B convertible preferred shares are expected to exchange their Hospitality Series B convertible preferred shares for 1,272,000 newly created Hospitality Series C convertible preferred shares. These new Hospitality Series C convertible preferred shares will have a liquidation preference comparable to the Hospitality Series B convertible preferred shares. Consequently, holders of Hospitality units will be entitled to receive $10.00 per share in cash on liquidation, before any payments will be made to Mr. Knight or the other holders of the Hospitality Series C convertible preferred shares for their Hospitality Series C convertible preferred shares. Each of the Hospitality Series C convertible preferred shares will be convertible into one Hospitality unit upon either of the following triggering events:

       . Hospitality transfers substantially all of its assets, stock or business as a going concern, whether through exchange, merger, consolidation, lease, share exchange or otherwise, other than a sale of assets in liquidation, dissolution or a winding up of Hospitality's business.

       . Hospitality lists the Hospitality units on a securities exchange or quotation system or in any established market.

The Hospitality Series C convertible preferred shares will also have the same voting rights and rights to receive dividend distributions as if they had already been converted to Hospitality units.

To implement the termination of the advisory agreement for Hospitality, Hospitality and Mr. Knight, the sole shareholder of Apple Suites Advisors, have reached an agreement in principle to acquire all of Mr. Knight's stock in Apple Suites Advisors instead of paying a $6.48 million termination fee due Apple Suites Advisors under the advisory agreement. In this acquisition, Mr. Knight would receive a cash payment of $2 million and a non-interest-bearing promissory note due in four years after the effective date of the merger, in a principal amount of $4.48 million. This acquisition is subject to the execution of definitive documentation and is conditioned upon the effectiveness of the merger.

The merger is subject to a number of conditions, including the approval of:

.. the holders of at least a majority of Hospitality common shares present and voting at the Hospitality meeting called to consider the merger, excluding Hospitality common shares owned by or voted under the control of a Hospitality or Suites director;

..  the holders of a majority of the outstanding Suites common shares; and

.. the holders of a majority of outstanding Suites common shares present and voting at the Suites meeting called to consider the merger, excluding Suites common shares owned by or voted under the control of a Hospitality or Suites director.

The merger is expected to close shortly after the special meetings of shareholders for both companies, if the companies obtain the requisite shareholder approvals.

Suites is an externally advised real estate investment trust owning upper-end extended-stay hotels in select metropolitan areas throughout the United States. As of October 23, 2002, Suites owned 17 extended-stay hotels, comprising 1,922 suites as part of the Homewood Suites(R) by Hilton(R) franchise.

If the merger is completed, Hospitality will own, directly and indirectly, a total of 65 hotels, which contain 7,689 suites. The following map shows the states where the hotels will be located if the merger is completed:

                                      [MAP]

             VALUATION ANALYSES OF HOSPITALITY UNITS UNDERTAKEN IN
                           CONNECTION WITH THE MERGER

In connection with the merger, the boards of directors of both Hospitality and Suites established special committees to evaluate a proposed business combination of Hospitality and Suites. Each of the special committees engaged a financial advisor to render an opinion as to the fairness, from a financial point of view, of the proposed merger. As part of the preparation of these fairness opinions, the financial advisors to each company's board of directors calculated valuation ranges for Hospitality units based upon various valuation methodologies. These fairness opinions, and the respective valuation analyses supporting the fairness opinions, were prepared for the use and benefit of the special committees of the boards of directors of Hospitality and Suites, as the case may be, in connection with their consideration of the proposed merger and not for any other purpose.

The valuation analyses of these financial advisors indicated a range of per unit values of Hospitality units, with the high end of the range of values slightly above the $10.00 per unit offer price in this offering and the low end of the range of values significantly lower than $10.00 per unit offer price in this offering. The valuation analyses of the financial advisor for the Hospitality special committee assumed completion of Hospitality's current $100 million equity offering. These valuation analyses did not take into account the effect, if any, of the proposed merger and related transactions on the per unit valuation of Hospitality units.

These valuation analyses were necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Hospitality's and Suites' respective financial advisors as of the date of their respective fairness opinions. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Accordingly, the companies' financial advisors did not place any specific reliance or weight on any individual valuation analysis, but instead concluded that their respective analyses, taken as a whole, supported their respective determinations as to the fairness, from a financial point of view, of the proposed merger. The ranges of valuations resulting from any particular valuation analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by these valuation analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold.

                          SUMMARY OF MATERIAL CONTRACTS

Agreement and Plan of Merger

The merger agreement provides for the merger of Suites with and into Hospitality Acquisition Company, a subsidiary of Hospitality. At the effective time of the merger, the separate corporate existence of Suites will cease to exist and Hospitality Acquisition Company will be the surviving corporation and will change its name to Apple Suites, Inc.

The merger agreement provides that Suites shareholders will receive stock consideration or cash consideration as described below.

Outstanding Suites Common Shares. In the merger, each Suites common share, issued and outstanding immediately prior to the effective time of the merger, will be converted into the right to either:

     . one Hospitality unit, consisting of one Hospitality common share and one Hospitality Series A preferred share; or

     . if the holder of the Suites common share elects, $10.00 in cash per share subject to a $25 million limit on the cash to be paid in the merger.

If more Suites common shareholders elect to receive cash than the maximum amount of cash available for payment, each Suites common shareholder who elects to receives cash will receive a combination of cash and Hospitality units for such shareholders common shares, based on a pro rata distribution of the cash available for payment in the merger. For purposes of this distribution, fractional Suites common shares will be rounded to the nearest whole share. Hospitality, at its sole discretion, prior to the effective time of the merger, may determine to increase the maximum amount of cash consideration to be paid in the merger to an amount not to exceed $30 million.

Outstanding Suites Class B Convertible Shares. As a result of the merger, the 240,000 outstanding Suites Class B convertible shares will be convertible into 480,000 Suites common shares. Pursuant to the merger, the Suites Class B convertible shares will be converted into the right to receive 480,000 Hospitality units, or one Hospitality unit for each Suites common share, the same exchange ratio applicable to all other Suites common shareholders.

Rights of Holders of Suites Shares; Suites Stock Transfers After the Merger. At the effective time of the merger, the rights of holders of Suites common shares and Suites Class B convertible shares as shareholders of Suites will cease, except for the right to receive:

.. any dividend or other distribution with respect to Suites common shares with a record date occurring prior to or at the effective time of the merger; and

..  the applicable consideration in the merger.

Extraordinary Dividend on Hospitality Common Shares

The merger agreement provides that Hospitality will pay an extraordinary dividend to Hospitality common shareholders. The extraordinary dividend will consist of an aggregate payment of $15 million, which will be divided equally among the outstanding Hospitality common shares (approximately $0.49 per share), and is contingent on the merger becoming effective. The merger agreement provides that the record date for the extraordinary dividend will be the record date of the Hospitality shareholders meeting to approve the merger or another date that the Hospitality board of directors declares, as long as the record date is prior to the effectiveness of the merger. The merger agreement provides that the payment date for the extraordinary dividend will be after the effective date of the merger.

Representations And Warranties

The merger agreement contains reciprocal representations and warranties, subject to identified exceptions, made by Hospitality and Suites relating to, among other things:

     .  due organization, corporate power and good standing;

     .  subsidiaries;

     .  capital structure;

     .  corporate authority to enter into the merger agreement;

     . required consents and non-contravention of certain organizational documents, agreements or governmental orders;

     . reports and other documents filed with the SEC, the accuracy of the information contained in such documents and undisclosed liabilities;

     .  absence of certain material changes and events;

     .  litigation;

     .  employee benefit plans and ERISA compliance;

     .  tax matters;

     .  loans or payments to insiders;

     .  brokers;

     .  compliance with laws;

     .  defaults under contracts and debt instruments;

     .  environmental matters;

     .  real property;

     .  books and records;

     .  the vote required to approve the merger;

     .  labor matters; and

     .  the opinion of their financial advisors.

In addition to these representations and warranties, the merger agreement contains representations and warranties specific to Suites regarding information for inclusion within the registration statement to be filed relating to approval of the merger and the offering of the Hospitality units to be issued in the merger.

Certain Covenants

The merger agreement contains various covenants and agreements that govern Suites' and Hospitality's actions prior to the effective time of the merger, except as expressly contemplated by the merger agreement, including the following:

Conduct of Business. Suites and Hospitality have each agreed to conduct their respective businesses in the ordinary and usual course and to use reasonable efforts to preserve intact their business organizations and assets, and to maintain their respective status as a REIT within the meaning of the Internal Revenue Code. Suites and Hospitality further agreed to restrict:

.. the declaration of dividends or other distributions, except for payment of regular quarterly dividends not in excess of $.25 per common share for Hospitality and $.201 per common share for Suites, with customary record and payment dates;

..  stock splits and other reclassifications of their capital stock;

..  the repurchase or redemption of their capital stock;

.. the amendment of their charter or bylaws unless otherwise contemplated by the merger agreement;

..  the merger or consolidation of either party with any person;

.. the issuance, delivery or sale of any option or right in respect of capital stock;

..  the making or rescinding of any tax election, unless necessary to maintain
   REIT status;

..  material changes in accounting methods;

.. the settlement of any claims, actions, suits, litigation or other type of proceeding relating to taxes exceeding $250,000 individually or in the aggregate, or changing methods of reporting income or deductions for tax purposes;

.. the settlement of any shareholder derivative or class action claims arising out of the merger without the other's consent;

.. the entering into, or amendment or modification of, material agreements with officers, directors, employees or their affiliates; and

.. the entering into any transaction or series of transactions with respect to which required financial statements could not be included or incorporated into the applicable registration statement for the merger within 30 days after that requirement arises.

The merger agreement contains various other covenants, including the following:

Best Efforts; Notification. Suites and Hospitality have each agreed to use their best efforts to assist and cooperate with each other to fulfill the conditions of the merger agreement. The tasks which Suites and Hospitality have agreed to cooperate in accomplishing include:

.. the obtaining of all necessary actions, non-actions, waivers, consents and approvals, etc. from governmental authorities;

.. the obtaining of all necessary consents, approvals, waivers or exemptions from non-governmental third parties;

..  the defending of lawsuits or other legal proceedings challenging the merger;
   and

.. the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

Affiliates. Suites has agreed to deliver to Hospitality a list identifying all persons who are affiliates of Suites for the purposes of Rule 145 under the Securities Act and Suites also has agreed to use its best efforts to cause those affiliates to deliver written agreements stating that they will not sell, transfer or otherwise dispose of any of the Hospitality units issued to them in the merger in violation of the Securities Act or the rules and regulations thereunder.

Tax Treatment. Each of Suites and Hospitality have agreed to use its best efforts to:

     . cause the merger to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, and

     . obtain an opinion of counsel, which supports the qualification of the merger under this status.

Solicitation of Transactions. Suites and Hospitality have agreed that they will not directly or indirectly initiate or solicit any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any competing transaction. Suites and Hospitality have agreed to notify the other party in writing of any inquires or proposals of that type. However, the merger agreement provides that the board of directors of Suites and the board of directors of Hospitality may, in good faith based on the advice of outside counsel, respond to and approve an unsolicited offer which it determines in good faith, based on the advice of its investment banking firm, to be superior to the merger.

Transfer and Gains Taxes. Hospitality and Suites have agreed to cooperate in the preparation and filing of all returns or other documents regarding transfer taxes and other fees or similar taxes which become payable in connection with the merger.

Employee Matters. Suites and Hospitality have agreed as follows:

     . Hospitality will have no liability or obligation to Suites or its employees to employ or offer employment to any employee of Suites or any group of employees of Suites, but may, in its sole discretion, offer employment to such employees after the merger; and

     . All outstanding options to purchase Suites common shares will, at the time of the merger, become options to purchase the same number of Hospitality units as the holder of an option would have been entitled to receive pursuant to the merger had that holder exercised the option in full immediately prior to the effective time of the merger.

Indemnification. The merger agreement provides that for a period of six years after the effective time of the merger, Hospitality will indemnify, defend and hold harmless each individual who was, at any time prior to the effective time of the merger, an officer, director, employee or agent of Suites who at any time prior to the effective time of the merger was entitled to indemnification under the articles of incorporation or bylaws of Suites or employment agreements between Suites and its officers existing on the date of the merger agreement, to the same extent those persons were entitled to indemnification prior to the effective time of the merger.

Hospitality also has agreed to use its reasonable best efforts to cause the persons serving as officers and directors of Suites immediately prior to the effective time of the merger to be covered by "run-off" or "tail" directors and officers liability insurance coverage, without a reduction of existing coverage, for a period of six years after the effective time of the merger.

The indemnity provisions of the merger agreement are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her personal representatives and will be binding on all successors and assigns of Hospitality and Suites.

Certain Other Covenants. The merger agreement contains certain other covenants of the parties relating to, among other things:

     .  the preparation and distribution of a joint proxy statement/prospectus;

     .  the respective Hospitality and Suites shareholders' meetings;

     .  cooperation in issuing public announcements;

     . qualification of the merger as a reorganization under Section 368 of the Internal Revenue Code;

     .  access to information;

     .  confidentiality;

     . obtaining comfort letters from their respective independent public accountants; and

     . the fulfillment of conditions precedent to obligations found in the merger agreement.

Conditions To Consummate The Merger

The obligations of each party to consummate the merger are subject to the satisfaction or waiver of several conditions, including:

       . obtaining the affirmative vote of at least a majority of the outstanding Suites common shares and at least a majority of Suites common shares present and voting, excluding Suites common shares owned by or voted under the control of a Suites or Hospitality director;

       . obtaining the affirmative vote of at least a majority of Hospitality common shares present and voting, excluding Hospitality common shares owned by or voted under the control of a Hospitality or Suites director;

       . the effectiveness of a registration statement on Form S-4 and the absence of any stop order or proceedings seeking a stop order;

       . the absence of injunctions, decrees, orders, laws, statutes or regulations enjoining, preventing or making illegal the consummation of the merger;

       . obtaining all governmental approvals required to consummate the transactions contemplated in the merger agreement; and

       . completion of all material action by or in respect of any governmental entity required for the consummation of the merger or any of the other transactions contemplated by the merger agreement.

The obligations of Hospitality to consummate the merger are further subject to satisfaction or waiver of the following conditions:

       . each of the representations and warranties of Suites in the merger agreement is true and correct as of the effective date of the merger (except for representations and warranties made as of a specified date which will be true and correct as of the specified date) except that this condition will be deemed to be satisfied if the aggregate losses as a result of a failure to meet any representations or warranties does not and would not reasonably be expected to result in a material adverse effect;

       . all of the obligations of Suites under the merger agreement have been performed in all material aspects, and Hospitality has received a certificate signed on behalf of Suites by the chief executive officer or chief financial officer to that effect;

       . all consents and waivers from third parties pursuant to the merger agreement have been obtained, other than consents from third parties, which if not obtained would not result, individually or in the aggregate, in a material adverse effect;

       . from the date of the merger agreement through the effective time of the merger, there has not have occurred any change in the financial condition, business or operations of

           Suites and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a material adverse effect;

       . the fairness opinion of Merrill Lynch addressed to the Hospitality special committee has not been withdrawn or materially modified; and

       . the holders of no more than 1% of the outstanding Suites common shares have indicated their intention to exercise their dissenters' rights under the Virginia Stock Corporation Act.

The obligations of Suites to consummate the merger are further subject to satisfaction or waiver of the following conditions:

       . each of the representations and warranties of Hospitality in the merger agreement is true and correct as of the effective date of the merger (except for representations and warranties made as of a specified date which will be true and correct as of the specified date) except that this condition will be deemed to be satisfied if the aggregate losses as a result of a failure to meet any representations or warranties does not and would not reasonably be expected to result in a material adverse effect;

       . all of the obligations of Hospitality under the merger agreement have been performed in all material aspects and Hospitality has received a certificate signed on behalf of Hospitality by the chief executive officer or chief financial officer to that effect;

       . Suites has received an opinion dated as of the closing date from McGuireWoods LLP, subject to certificates, letters and assumptions reasonably satisfactory to Suites that the merger qualifies as a tax-free reorganization under Section 368 of the Internal Revenue Code;

       . all consents and waivers from third parties pursuant to the merger agreement have been obtained, other than consents from third parties, which if not obtained would not result, individually or in the aggregate, in a material adverse effect;

       . from the date of the merger agreement through the effective time of the merger, there has not occurred any change in the financial condition, business or operations of Hospitality and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a material adverse effect; and

       . the fairness opinion of Wachovia Securities addressed to the Suites special committee has not been withdrawn or materially modified.

Termination; Fees And Expenses

Termination. The merger agreement may be terminated at any time prior to the filing of the articles of merger for the merger with the State Corporation Commission of the Commonwealth of Virginia, whether before or after the approval by the Suites common shareholders or the Hospitality common shareholders:

       . by mutual written consent of Hospitality and Suites duly authorized by the respective boards of directors of Hospitality and Suites;

       .   by Hospitality:

           . upon a breach of any representation, warranty, covenant or agreement on the part of Suites in the merger agreement, or

           . if any representation or warranty of Suites shall have become untrue, such that any of the conditions stated above would be incapable of being satisfied by February 28, 2003 (except as otherwise extended);

       .   by Suites:

           . upon a breach of any representation, warranty, covenant or agreement on the part of Hospitality in the merger agreement, or

           . if any representation or warranty of Hospitality shall have become untrue, such that any of the conditions stated above would be incapable of being satisfied by February 28, 2003 (except as otherwise extended);

       . by either Hospitality or Suites if any judgment, injunction, order or decree or action by a governmental authority of competent authority preventing the consummation of the merger has become final and non-appealable;

       . by either Hospitality or Suites, if the merger has not been consummated by February 28, 2003; provided however that a party that has willfully and materially breached a representation will not be entitled to exercise this right to terminate under this provision;

       .   by either Hospitality or Suites if:

           . upon a vote at a duly held Suites common shareholders meeting or adjournment thereof, the approval of the Suites shareholders has not been obtained, or

           . upon a vote at a duly held Hospitality common shareholders meeting or adjournment thereof, the approval by the Hospitality common shareholders has not been obtained;

           . by Suites upon prior notice to Hospitality, if prior to the Suites common shareholders meeting the board of directors shall have withdrawn or modified in any manner adverse to Hospitality its approval of the merger in accordance with Section 7.1 of the merger agreement;

           .  by Hospitality if:

              . prior to the Suites common shareholders meeting, the board of directors of Suites shall have withdrawn in any manner adverse to Hospitality its approval of the merger in connection with a competing transaction;

              . Suites shall have entered into any agreement with respect to any competing transaction, other than a confidentiality agreement contemplated in Section 7.1 of the merger agreement; or

              . the board of directors of Suites or any committee of Suites shall have resolved to carry out any action found in that provision,

           . by Hospitality upon prior notice to Suites, if prior to the Hospitality common shareholders meeting the board of directors shall have withdrawn or modified in any manner adverse to Suites its approval of the merger in accordance with Section 7.1 of the merger agreement; and

           .  by Suites if:

              . prior to the Hospitality common shareholders meeting, the board of directors of Hospitality shall have withdrawn in any manner adverse to Suites its approval of the merger in connection with a competing transaction;

              . Hospitality shall have entered into any agreement with respect to any competing transaction (other than a confidentiality agreement contemplated in Section 7.1 of the merger agreement); or

              . the board of directors of Hospitality or any committee of Hospitality shall have resolved to carry out any action found in that provision.

Expenses. Suites and Hospitality will each bear all of their own expenses incurred in connection with the merger agreement, except in the following circumstances:

           . if the merger and the transactions contemplated by the merger agreement are consummated in accordance with the merger agreement, all out-of-pocket costs will be paid by Hospitality; or

           . if either party is required to pay break up expenses, as discussed below.

Termination Fee and Break Up Expenses.

If the merger agreement is terminated:

       . by Suites, if prior to the Suites common shareholders meeting, the Suites board withdraws or modifies in any manner adverse to Hospitality its approval of the merger in connection with a competing transaction; or

       .   by Hospitality,

              . if prior to the Suites common shareholders meeting, the Suites board withdraws or modifies in any manner adverse to Hospitality its approval of the merger in connection with a competing transaction,

              . if Suites shall have entered into any agreement with respect to a competing transaction, or

              . if the Suites board or any committee thereof shall have resolved to do any of the foregoing;

then Suites will pay to Hospitality break up expenses equal to the lesser of:

       . Hospitality's actual expenses incurred on or after January 31, 2002 in connection with the merger agreement and the transactions contemplated thereby, and

       .   $1,000,000.

If the merger agreement is terminated:

       . by Hospitality, if prior to the Hospitality common shareholders meeting the Hospitality board withdraws or modifies in any manner adverse to Suites its approval of the merger in connection with a competing transaction; or

       .   by Suites,

              . if prior to the Hospitality common shareholders meeting, the Hospitality board withdraws or modifies in any manner adverse to Suites its approval of the merger in connection with a competing transaction;

              . if Hospitality shall have entered into any agreement with respect to a competing transaction, or

              . if the Hospitality board or any committee thereof shall have resolved to do any of the foregoing;

then Hospitality will pay to Suites break up expenses equal to the lesser of:

     . Suites' actual expenses incurred on or after January 31, 2002 in connection with the merger agreement and the transactions contemplated thereby, and

     .    $1,000,000.

Amendment; Extension; Waiver

Subject to compliance with applicable law, prior to the effective time of the merger, any provision of the merger agreement may:

     .    be waived by the party benefited by the provision;

     . be amended or modified at any time, by an agreement in writing between the parties, if approved by their respective boards of directors and executed in the same manner as the merger agreement; or

     . have extended the respective time required for the performance of any of the obligations or other acts of a party.

Survival Of Certain Provisions

If the Merger Agreement is Terminated Before the Effective Time of the Merger. If the merger agreement is terminated before the effective time of the merger, certain provisions of the merger agreement will survive and remain effective, including provisions regarding:

     . confidentiality of information obtained in connection with the merger agreement; and

     . liability of the companies to each other as a result of the termination of the merger agreement; except that if any termination results from a willful breach by a party of any of its representations, warranties, covenants or agreements set forth in the merger agreement, then other provisions of the merger agreement would apply to claims asserted in response to such a breach.

If the Merger Agreement Becomes Effective. After the effective time of the merger, none of the representations and warranties in the merger agreement will survive; however, any covenant or agreement which contemplates performance after the effective time of the merger will survive.

                    DESCRIPTION OF HOSPITALITY CAPITAL STOCK

The information set forth below is only a summary of the material terms of the Hospitality common shares and the Hospitality preferred shares. You should refer to the Hospitality articles of incorporation and bylaws for a complete description of the Hospitality common shares and the Hospitality preferred shares.

The Hospitality authorized capital stock consists of:

     .    200,000,000 Hospitality common shares, no par value,

     .    200,000,000 Hospitality Series A preferred shares, no par value,

     . 240,000 Hospitality Series B convertible preferred shares, no par value,

     . 1,272,000 Hospitality Series C convertible preferred shares, no par value, and

     .    13,728,000 additional Hospitality preferred shares, no par value.

As of October 21, 2002, there were 29,320,298 Hospitality common shares 29,320,298 Hospitality Series A preferred shares, 240,000 Hospitality Series B convertible preferred shares and no Hospitality Series C convertible preferred shares issued and outstanding.

Hospitality Common Shares

Dividend And Distribution Rights. Hospitality common shares have equal rights in connection with:

     .    dividends;

     .    distributions; and

     .    liquidations.

If the Hospitality board of directors determines, in its sole discretion, to declare a dividend, the right to that dividend is subject to the following restrictions:

     . the dividend rights of the Hospitality common shares may be subordinate to the dividends right of any other of Hospitality shares ranking senior to the Hospitality common shares; and

     .    the amount of the dividend may be limited by law.

If Hospitality liquidates its assets or dissolves entirely, the holders of the Hospitality common shares will share, on a pro rata basis, in the assets Hospitality is legally allowed to distribute. Hospitality must pay all of its known debts and liabilities or have made adequate provision for payment of these debts and liabilities before holders of Hospitality common shares can share in its assets. Upon liquidation, the rights of the holders of the Hospitality common shares will initially arise out of their rights as holders of the Hospitality Series A preferred shares. The Hospitality Series A preferred shares provide that the holders of Series A preferred shares will have a priority distribution of $10.00 per share before any distribution to the holders of any other shares. If the assets of Hospitality are insufficient to make these payments in full, payments will be made to the holders of Hospitality Series A preferred shares on a pro rata basis. Before the merger and the related conversion of the Hospitality Series B convertible preferred shares, holders of Hospitality Series B convertible preferred shares will be entitled to be paid $10.00 per number of common shares each Hospitality Series B convertible preferred share would be convertible into. If the assets of Hospitality are insufficient to make these payments in full, payments will be made to the holders of Hospitality Series B convertible preferred shares on a pro rata basis. After payments in full to the Hospitality Series A preferred shares and the Hospitality Series B convertible preferred shares, the remaining assets will be distributed between the holders of the Hospitality common shares and the holders of the Hospitality Series B convertible preferred shares, on an as converted basis.

Immediately after the effective time of the merger, the outstanding Hospitality Series B convertible preferred share will be exchanged for Hospitality Series C convertible preferred shares. After this exchange, no Hospitality Series B convertible shares will be outstanding and 1,272,000 Hospitality Series C convertible preferred shares will be outstanding. All 240,000 authorized Hospitality Series B convertible preferred shares are held by Glade M. Knight and two business associates. After the merger, if the assets of Hospitality are sufficient to pay in full the distribution rights of $10.00 per share for the outstanding Hospitality Series A preferred shares, the remaining assets will first be used to pay $10.00 per share to the holders of the Hospitality Series C convertible preferred shares, on an as converted basis and then, any remaining assets will be distributed pro rata to the holders of Hospitality common shares and the holders of Hospitality Series C convertible preferred shares, on an as converted basis. Consequently, holders of Hospitality units will be entitled to receive $10.00 per share in cash on liquidation, before any payments will be made to Mr. Knight or the other holders of the Hospitality Series C convertible preferred shares for their Hospitality Series C convertible preferred shares.

Holders of Hospitality common shares do not have the right to convert or redeem their shares. In addition, they do not have rights to a sinking fund or to subscribe for any of Hospitality's securities.

Voting Rights. Each outstanding Hospitality common share entitles the holder to one vote on all matters submitted to a vote of shareholders. The holders of Hospitality common shares and the holders of Hospitality Series C convertible preferred shares, on an as converted basis, will have exclusive voting power with respect to the election of directors, except as otherwise required by law or except as provided with respect to any other class or series of shares. There is no cumulative voting in the election of directors. Therefore the holders of a majority of the outstanding Hospitality common shares and Hospitality Series C convertible preferred shares, on an as converted basis, will be able to elect all of the directors then standing for election and the holders of the remaining Hospitality common shares and Hospitality Series C convertible preferred shares will not be able to elect any directors. Currently, the Hospitality board of directors is divided into three classes, as nearly equal in size as possible. The terms of one class of directors expire each year.

The Hospitality articles will provide that a majority of Hospitality common shares and Hospitality Series C convertible preferred shares, on an as converted basis, outstanding and entitled to vote on a matter may approve Hospitality taking any of the following actions:

     .    dissolve;

     . amend Hospitality's articles of incorporation, except for amendments to Hospitality's articles relating to the classification of the board of directors which requires the approval of at least two-thirds of the shares entitled to vote;

     .    merge;

     .    sell all or substantially all of Hospitality's assets;

     .    engage in a share exchange or similar transactions.

Transfer Agent and Registrar. The transfer agent and registrar for the Hospitality common shares is Wachovia Bank, N.A.

Hospitality Series A Preferred Shares

The Hospitality Series A preferred shares have no voting rights, no distribution rights and no conversion rights. In addition, the Hospitality Series A preferred shares are not separately tradable from the Hospitality common shares to which they relate. The only right associated with each Hospitality Series A preferred share is a priority distribution upon the sale of Hospitality's assets or other event of liquidation. The priority distribution will be equal to $10.00 per Hospitality Series A preferred share, and no more, before any distribution will be made to the holders of any other shares. Upon that distribution the Hospitality Series A preferred shares will have no other distribution rights.

Hospitality Series B Convertible Preferred Shares

Hospitality authorized capital stock includes 240,000 Hospitality Series B convertible preferred shares. There are no dividends payable on the Hospitality Series B convertible preferred shares. Holders of more than two-thirds of the Hospitality Series B convertible preferred shares must approve any proposed amendment to the Hospitality articles of incorporation that would adversely affect the Hospitality Series B convertible preferred shares. Upon Hospitality's liquidation, the holders of the Hospitality Series B convertible preferred shares are entitled to a priority liquidation payment. However the priority liquidation payment of the holders of the Hospitality Series B convertible preferred shares is junior to the holders of the Hospitality Series A preferred shares distribution rights. The holder of a Hospitality Series B convertible preferred share is entitled to a liquidation payment of $10.00 per number of common shares each Hospitality Series B convertible preferred share would be convertible into according to the formula described below. Prior to the exchange of Hospitality Series B convertible preferred shares for Hospitality Series C convertible preferred shares, in the event that the liquidation of Hospitality's assets results in proceeds that exceed the distribution rights of the Hospitality

Series A preferred shares and the Hospitality Series B convertible preferred shares, the remaining proceeds will be distributed between the Hospitality common shares and the Hospitality Series B convertible preferred shares, on an as converted basis.

The Hospitality Series B convertible preferred shares are convertible into Hospitality units upon and for 180 days following the occurrence of either of the following events:

     (1) Hospitality transfers substantially all of its assets, stock or business, whether through exchange, merger, consolidation, lease, share exchange or otherwise; or

     (2) the advisory agreement with Apple Suites Advisors is terminated or expires without renewal and Hospitality ceases to use Apple Suites Realty to provide substantially all of its property acquisition and disposition services.

Upon the occurrence of either triggering event and for purposes of determining the liquidation payment due to each holder of a Hospitality Series B convertible preferred share, each Hospitality Series B convertible preferred share is convertible into 5.3 Hospitality units, based upon the gross public offering proceeds raised through the date of conversion in the offering made by this prospectus.

No additional consideration is due upon the conversion of the Hospitality Series B convertible preferred shares. The conversion into Hospitality units of the Hospitality Series B convertible preferred shares will result in dilution of the shareholders' interests.

The outstanding Hospitality Series B convertible preferred shares will be exchanged for 1,272,000 Hospitality Series C convertible preferred shares immediately following the merger. Mr. Knight and two business associates own the outstanding Hospitality Series B convertible preferred shares.

Hospitality Series C Convertible Preferred Shares

Dividend and Distribution Rights. The holders of Hospitality Series C convertible preferred shares, on an as converted basis, will be entitled to receive the same dividends and distributions as declared for the holders of Hospitality common shares, except for distributions in liquidation.

If Hospitality liquidates its assets or dissolves entirely and the assets of Hospitality are sufficient to pay the distribution rights of the Hospitality Series A preferred shares in full, the remaining assets will first be used to pay $10.00 per share to the holders of the Hospitality Series C convertible preferred shares, on an as converted basis. Then, any remaining assets will be distributed pro rata to the holders of Hospitality common shares and holders of Hospitality Series C convertible preferred shares, on an as converted basis.

Conversion. The Hospitality Series C convertible preferred shares will be convertible into Hospitality units upon and for 180 days following the occurrence of either of the following events:

     (1) Hospitality transfers substantially all of its assets, stock or business as a going concern, whether through exchange, merger, consolidation, lease, share exchange or otherwise, other than a sale of assets in liquidation, dissolution or winding up of Hospitality's business; or

     (2) Hospitality lists the Hospitality units on a national securities exchange or quotation system or in any established market.

Upon the occurrence of either triggering event, each Hospitality Series C convertible preferred share will be convertible into one Hospitality unit, subject to adjustment to reflect stock dividends on, or split, subdivision or combination of, the Hospitality common shares.

Voting Rights. The holders of Hospitality Series C convertible preferred shares will be entitled to vote on all matters submitted to a vote of shareholders as if they were converted into Hospitality common shares, except as otherwise provided by law. The holders of Hospitality common shares and the holders of Hospitality Series C convertible preferred shares, on an as converted basis, will have exclusive voting power with respect to the election of directors, except as provided with respect to any other class or series of shares. There is no cumulative voting in the election of directors. Therefore the holders of a majority of the outstanding Hospitality common shares and Hospitality Series C convertible preferred shares, on an as converted basis, will be able to elect all of the directors then standing for election and the holders of the remaining Hospitality common shares and Hospitality Series C convertible preferred shares will not be able to elect any directors. Currently the Hospitality board of directors is divided into three classes, as nearly equal in size as possible. The terms of one class of directors expires each year.

 Preferred Shares

The Hospitality articles of incorporation authorize the issuance of up to 13,728,000 additional Hospitality preferred shares. At the present time, no preferred shares other than the Hospitality Series A preferred shares and the Hospitality Series B convertible preferred shares have been issued.

Hospitality believes that the authorization to issue additional preferred shares benefit Hospitality and its shareholders by permitting flexibility in financing additional growth, giving it additional financing options in its corporate planning and in responding to developments in its business, including financing of additional acquisitions and other general corporate purposes. Having authorized preferred shares available for issuance in the future gives Hospitality the ability to respond to future developments and allow preferred shares to be issued without the expense and delay of a special shareholders' meeting.

At present, Hospitality has no specific financing or acquisition plans involving the issuance of additional preferred shares, other than the issuance of 1,272,000 Hospitality Series C convertible preferred shares discussed above, and does not propose to fix the characteristics of any series of preferred shares in anticipation of issuing preferred shares. Hospitality cannot now predict whether or to what extent, if any, additional preferred shares will be used or, if so used, what the characteristics of a particular series may be.

The voting rights and rights to distributions of the holders of Hospitality common shares will be subject to the prior rights of the holders of any subsequently issued preferred shares. Unless otherwise required by applicable law or regulation, the preferred shares would be issuable without further authorization by holders of the Hospitality common shares and on the terms and for the consideration as may be determined by the Hospitality board of directors. The preferred shares could be issued in one or more series having varying voting rights, redemption and conversion features, distribution (including liquidating distribution), rights and preferences, and other rights, including rights of approval of specified transactions. A series of preferred shares could be given rights that are superior to rights of holders of Hospitality common shares and a series having preferential distribution rights could limit common share distributions and reduce the amount holders of Hospitality common shares would otherwise receive on dissolution.

Restrictions on Transfer

To qualify as a REIT under the Internal Revenue Code, Hospitality common shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Further, not more than 50% of the value of the issued and outstanding Hospitality common shares may be owned, directly or indirectly, by five or fewer individuals or, in limited circumstances, entities such as qualified private pension plans, during the last half of a taxable year or during a proportionate part of a shorter taxable year.

Since the Hospitality board of directors believes it is essential that Hospitality maintain its REIT status, the Hospitality bylaws provide that no person may own or be deemed to own more than 9.8% of the issued and outstanding shares of any class or series. The Hospitality board may exempt a proposed transferee from this ownership limit. The Hospitality board may require opinions of counsel, affidavits, undertakings or agreements at it may deem necessary or advisable in order to determine or ensure Hospitality's status as a REIT.

Any acquisition or transfer of Hospitality common shares that would:

     . result in the Hospitality common shares and any other stock being owned by fewer than 100 persons, or

     .    result in Hospitality being "closely-held" within the meaning of
          Section 856(h) of the Internal Revenue Code,

will be null and void, and the intended transferee will acquire no rights to the Hospitality common shares. These restrictions on transferability and ownership will not apply if the Hospitality board determines that it is no longer in Hospitality's best interests to attempt to qualify, or to continue to qualify, as a REIT and Hospitality's articles are amended accordingly.

Any purported transfer of Hospitality common shares or any other stock that would result in a person owning shares of capital stock in excess of the ownership limit will result in the transfer being declared null and void. The shares subject to the purported transfer will be considered to be "excess shares." Under the Hospitality bylaws, excess shares will be deemed to have been acquired and to be held on Hospitality's behalf. The excess shares will not be considered to be outstanding for quorum and voting purposes. The excess shares will not be entitled to receive dividends or any other distributions.

Any dividends or distributions paid to a purported transferee of excess shares prior to our discovery that the shares have been transferred in violation of the Hospitality bylaws must be repaid to us upon demand.

The Hospitality bylaws provide that Hospitality may redeem any excess shares. The redemption price for any excess share will be equal to:

     .    the price paid for the excess shares by the intended transferee; or

     . if no consideration was paid, the fair market value of the shares measured on the last business day prior to date on which Hospitality elects to redeem the excess shares.

Fair market value means the average daily closing price of a share if listed on a national securities exchange. If the shares are quoted on the NASD National Market System, fair market value will be the average of closing bid prices and closing asked prices. If there have been no sales or published bid and asked quotations with respect to the shares, the fair market value will be as determined in good faith by the Hospitality board.

In addition, each shareholder shall, upon demand, be required to disclose in writing all information regarding the direct and indirect beneficial ownership of shares of capital stock as the Hospitality board deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any compliance with those provisions or requirements.

These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of capital stock might receive a premium for their shares over the then-prevailing market price or which these holders might believe to be otherwise in their best interest.

                             NEW REIT BY MR. KNIGHT

Currently Mr. Knight is in the process of creating another real estate investment trust to be called Apple Hospitality Five, Inc. Apple Five will focus on purchasing and owning upper-end, extended-stay hotel properties and other upper-end, limited-service hotel properties located in selected metropolitan areas. Some of the hotels owned by Apple Five may be in the same markets and may compete with hotels owned by Hospitality and Suites. Apple Five's hotels may be operated as part of the Homewood Suites(R) by Hilton or the Residence Inn(R) by Marriott(R) franchise systems. Hospitality anticipates that Apple Five will have the same board of directors and executive officers as Hospitality and Suites.

                            HOSPITALITY'S PROPERTIES

If the merger occurs, Hospitality, directly or through its subsidiaries, will own a total of 65 extended-stay hotels, which contain 7,689 suites that are part of the Residence Inn(R) by Marriott(R) and Homewood Suites(R) by Hilton franchise systems. The hotels first began their operations during the period from 1984 through 1990. Each hotel was in business when acquired. Each hotel offers one and two room suites with the amenities generally offered by upscale extended-stay hotels. The hotels are located in developed areas in competitive markets. Hospitality believes the hotels are well-positioned to compete in these markets based on their location, amenities, rate structure and franchise affiliation. In the opinion of management, all of the hotels are adequately covered by insurance. All of the hotels are listed in the table below, with the hotels being acquired by Hospitality through the merger indicated by an asterisk:

                                  HOTEL SUMMARY

------------------------------------------------------------------------------------------------------------------
State             Hotel                          Suites      State            Hotel                        Suites
------------------------------------------------------------------------------------------------------------------
Alabama           Birmingham ...................... 128      Mississippi      Jackson ....................... 120
                  Montgomery ......................  94                       Jackson* ......................  91

California        Arcadia ......................... 120      Missouri         St. Louis-Chesterfield ........ 104
                  Bakersfield ..................... 114                       St. Louis-Galleria ............ 152
                  Concord-Pleasant Hill ........... 126                       St. Louis* .................... 145
                  Costa Mesa ...................... 144
                  Irvine .......................... 112      Nevada           Las Vegas ..................... 192
                  La Jolla ........................ 288
                  Long Beach ...................... 216      New Mexico       Santa Fe ...................... 120
                  Placentia ....................... 112
                  San Ramon ....................... 106      North Carolina   Charlotte .....................  91
                                                                              Greensboro .................... 128
Colorado          Boulder ......................... 128
                  Boulder* ........................ 112      Ohio             Akron ......................... 112
                                                                              Cincinnati-Blue Ash ........... 118
Connecticut       Meriden ......................... 106                       Cincinnati-Sharonville ........ 144
                                                                              Columbus ......................  96
Florida           Boca Raton ...................... 120                       Dayton North ..................  64
                  Clearwater-St. Petersburg .......  88                       Dayton South ..................  96
                  Clearwater* ..................... 112
                  Jacksonville .................... 112      Oregon           Portland* ..................... 123
                  Pensacola .......................  64
                                                             Pennsylvania     Philadelphia-Berwyn ...........  88
Georgia           Atlanta Airport-Hapeville ....... 126                       Philadelphia* ................. 123
                  Atlanta-Buckhead ................ 136
                  Altanta-Buckhead* ..............   92      South Carolina   Columbia ...................... 128
                  Atlanta-Cumberland .............  130                       Spartanburg ...................  88
                  Altanta-Cumberland* ............  124
                  Atlanta-Dunwoody ...............  144      Tennessee        Memphis ....................... 105
                  Atlanta-Peachtree* .............   92
                                                             Texas            Dallas-Addison* ............... 120
Illinois          Chicago-Deerfield ..............  128                       Dallas-Irving ................. 120
                  Chicago-Lombard ................  144                       Dallas-Las Colinas* ...........  80
                                                                              Dallas-Plano* .................  99
Louisiana         Shreveport-Bossier City ........   72                       Houston-Clear Lake ............ 110
                                                                              Lubbock .......................  80
Maryland          Baltimore* .....................  147
                                                             Utah             Salt Lake City* ...............  91

Massachusetts     Boston-Danvers .................   96
                  Boston-Tewksbury ................ 130
                                                             Virginia         Herndon* ...................... 109
Michigan          Detroit* ........................  76                       Richmond* ..................... 123
                  Kalamazoo .......................  83
                  Southfield ...................... 144

* To be acquired upon the completion of the merger with Suites.

Because of the number of hotels Hospitality owns, the effect of an individual hotel on its overall operations is minimal, and specific operating data and real estate information is not presented for each hotel. Such data and information, including average daily occupancy rate and revenue per available suite, varies among the hotels and depends on a variety of factors, including location, condition, and overall demand for hotel suites in the area. These factors, in turn, are affected by general and local economic conditions and the proximity of employers, business travelers and other sources of occupancy. Hospitality believes the combined operating data for its hotels is within the normal range for comparable hotels in the same or similar markets. Hospitality is not presently aware of any circumstances or factors that have caused, or are expected to cause, the operating data for a particular hotel to be materially below such normal range. Hospitality's hotels are subject to real estate taxes levied by various governmental authorities. Hospitality believes these taxes are also within the normal range for comparable hotels in the same or similar markets.

Eight of Hospitality's hotels are located in the same markets as extended-stay hotels owned by Suites. These hotels are the hotels located in Atlanta-Buckhead, Atlanta-Cumberland, Boulder, Clearwater, Dallas-Irving, Jackson, Philadelphia and St. Louis-Chesterfield. The day-to-day operations of Hospitality's hotels have been contracted to Residence Inn by Marriott, Inc. and Hospitality's hotels operate under the Residence Inn(R) by Marriott(R) brand. The hotels owned by Suites are operated on a day-to-day basis by a separate management company and operate under the Homewood Suites(R) by Hilton brand. Hospitality may in the future acquire additional hotels located in the same markets as hotels owned by Suites or Apple Five. Hospitality's chairman of the board and president, Glade
M. Knight, is also chairman of the board and President of Suites and Apple Five.

           APPLE HOSPITALITY TWO, INC. SELECTED FINANCIAL INFORMATION

         The following table presents selected consolidated financial information for Hospitality and should be read in conjunction with the consolidated financial statements and related notes of Hospitality included in the prospectus and the other financial, pro forma and statistical information included in the prospectus.

                             SELECTED FINANCIAL DATA

                           APPLE HOSPITALITY TWO, INC.
           (As of June 30, 2002 or, as applicable, for the period from
                        January 1, 2002 - June 30, 2002)

REVENUES:
Suite Revenue ..............................................   $  33,381,932
Interest income and other revenue ..........................       1,524,608
                                                               -------------
   Total Revenue ...........................................   $  34,906,540

EXPENSES:
Hotel expenses .............................................   $  18,902,697
Taxes, insurance and other .................................       2,212,034
General and administrative .................................         683,325
Depreciation ...............................................       2,639,286
Interest ...................................................       4,952,602
                                                               -------------
   Total expenses ..........................................   $  29,389,944
                                                               -------------

Net income .................................................   $   5,516,596
                                                               =============

PER SHARE
Earnings per share - basic and diluted .....................   $         .33
Distributions to common shareholders .......................   $         .50
Weighted-average common shares outstanding - basic .........      16,810,654

BALANCE SHEET DATA AT JUNE 30, 2002:
Cash and cash equivalents ..................................   $  68,794,802
Investment in hotels, net ..................................   $ 249,532,341
Total assets ...............................................   $ 336,680,450
Notes payable - secured ....................................   $ 142,912,276
Shareholders' equity .......................................   $ 189,828,076

OTHER DATA:
Cash flow from:
   Operating activities ....................................   $   7,775,877
   Investing activities ....................................   $ (11,733,934)
   Financing activities ....................................   $  57,284,018
Number of hotels owned at end of period ....................              25

FUNDS FROM OPERATIONS CALCULATION
Net income .................................................   $   5,516,596
Depreciation ...............................................   $   2,639,286
Interest expense (imputed) .................................   $     450,000
Funds from Operation (a) ...................................   $   8,605,882
FFO per share ..............................................   $         .51

(a) Funds from operations (FFO) is defined as net income (computed in accordance with generally accepted accounting principles-GAAP) excluding gains and losses from sales of depreciable property, plus depreciation and amortization. We consider FFO in evaluating property acquisitions and operating performance. We believe that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of our activities in accordance with GAAP and that it is not necessarily indicative of cash available to fund cash needs.

               APPLE SUITES, INC. SELECTED FINANCIAL INFORMATION

     The following table presents selected consolidated financial information for and should be read in conjunction with the financial statements and related notes of Suites included in the prospectus and the other financial, pro forma and statistical information included in the prospectus.

SELECTED FINANCIAL DATA

--------------------------------------------------------------------------------------------------------------------------

                                                                                           MARCH 26,
                                                                                             1999
                                                      YEAR ENDED        YEAR ENDED          THROUGH          SIX MONTHS
                                                       DECEMBER          DECEMBER          DECEMBER          ENDED JUNE
                                                       31, 2001          31, 2000         31, 1999 (B)        30, 2002
--------------------------------------------------------------------------------------------------------------------------
REVENUES:
Suite revenue                                       $    43,338,533   $            --   $            --   $     24,052,840
Lease revenue                                                    --        15,807,258         2,518,031          1,091,234
Interest income and other revenue                         2,523,462           395,671           169,086             12,001
Total revenue                                       $    45,861,995   $    16,202,929   $     2,687,117         25,156,075

EXPENSES:
Hotel expenses                                      $    26,588,906   $            --   $            --   $             --
Taxes, insurance and other                                2,297,935         2,083,533           426,592          1,337,177
General and administrative                                  894,121         1,048,212           153,807            555,482
Depreciation of real estate owned                         4,787,486         2,990,381           496,209          2,700,916
Interest                                                  5,849,378         6,611,716         1,245,044          3,442,549
Management termination fees                               1,413,520                --                --                 --
                                                    ---------------   ---------------   ---------------   ----------------
Total expenses                                           41,831,346        12,733,842         2,321,652         22,771,492
                                                    ---------------   ---------------   ---------------   ----------------
Net income                                          $     4,030,649   $     3,469,087   $       365,465   $      2,384,583
--------------------------------------------------------------------------------------------------------------------------

PER SHARE
Earnings per share--basic and diluted               $          0.34   $          0.66   $          0.14   $           0.19
Distributions paid to common shareholders           $          1.03   $          1.02   $          0.33   $           0.46
Weighted-average common shares outstanding--basic        11,907,721         5,274,633         2,648,196         12,666,667
--------------------------------------------------------------------------------------------------------------------------

BALANCE SHEET DATA
Cash and cash equivalents                           $     8,331,891   $     2,653,058   $       581,344   $      6,159,579
Investment in hotels, net                           $   170,437,222   $   124,576,257   $    93,719,632   $    168,631,669
Total assets                                        $   185,177,085   $   134,073,848   $    99,489,008   $    180,976,008
Notes payable--secured                              $    77,041,296   $    57,670,866   $    68,569,500   $     76,612,135
Shareholders' equity                                $   103,999,875   $    72,964,622   $    28,098,000   $    100,589,458

OTHER DATA
Cash flow from:
  Operating activities                              $     9,118,279   $     5,512,154   $       548,015   $      4,816,678
  Investing activities                              -$   31,211,032   -$   10,987,264   -$   28,411,941   -$       756,916
  Financing activities                              $    27,771,586   $     7,546,824   $    28,445,170   -$     6,232,074
  Number of hotels owned at end of period                        17                13                11                 17
--------------------------------------------------------------------------------------------------------------------------

FUNDS FROM OPERATIONS CALCULATION
Net income                                          $     4,030,649   $     3,469,087   $       365,465   $      2,384,583
  Depreciation of real estate owned                       4,787,486         2,990,381           496,209          2,700,916
  Start-up costs                                                 --                --            22,002                 --
  Management termination fees                             1,413,520                --                --                 --
                                                    ---------------   ---------------   ---------------   ----------------
Funds from operations (a)                           $    10,231,655   $     6,459,468   $       883,676   $      5,085,499
--------------------------------------------------------------------------------------------------------------------------

(a) Funds from operations (FFO) is defined as net income (computed in accordance with generally accepted accounting principles-GAAP) excluding gains and losses from sales of depreciable property, plus depreciation and amortization. We consider FFO in evaluating property acquisitions and operating performance. We believe that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of our activities in accordance with GAAP and that it is not necessarily indicative of cash available to fund cash needs.

                                     EXPERTS

Ernst & Young LLP, independent auditors, have audited Apple Suites, Inc.'s consolidated financial statements at December 31, 2001 as set forth in their report. Hospitality has included Suites consolidated financial statements in the prospectus and in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                   (Remainder of Page is Intentionally Blank)

                          INDEX TO FINANCIAL STATEMENTS

Pro Forma Financial Information

                           Apple Hospitality Two, Inc.

                                   (Unaudited)
      Pro Forma Condensed Consolidated Balance Sheet As of June 30, 2002 ..................    F-2
      Notes to Pro Forma Condensed Consolidated Balance Sheet .............................    F-2
      Pro Forma Condensed Consolidated Statements of Operations For the
           Year Ended December 31, 2001 and the six months ended June 30, 2002 ............    F-3
      Notes to Pro Forma Condensed Consolidated Statements of Operations ..................    F-3

Financial Statements of Apple Suites, Inc.

                               Apple Suites, Inc.

                                    (Audited)

      Report of Independent Public Accountants ............................................    F-4
      Consolidated Balance Sheet as of December 31, 2001, 2000 and 1999 ...................    F-5
      Consolidated Statements of Operations for the Years Ended
           December 31, 2001, 2000 and 1999 ...............................................    F-6
      Consolidated Statement of Shareholder's Equity
           for the Years Ended December 31, 2001, 2000 and 1999 ...........................    F-7
      Consolidated Statements of Cash Flows for the Years Ended
           December 31, 2001, 2000 and 1999 ...............................................    F-8
      Notes to Consolidated Financial Statements ..........................................    F-9

                                   (Unaudited)

      Consolidated Balance Sheet as of June 30, 2002 and December 31, 2001 ................    F-18
      Consolidated Statements of Operations for the Three and Six Months
      Ended June 30, 2002 and June 30, 2001 ...............................................    F-19
      Consolidated Statement of Shareholders' Equity
           for the Six Months Ended June 30, 2002 .........................................    F-20
      Consolidated Statements of Cash Flows for the Six Months Ended
           June 30, 2002 and June 30, 2001 ................................................    F-21
      Notes to Consolidated Financial Statements ..........................................    F-22

                                   HOSPITALITY
    UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

                               UNAUDITED PRO FORMA
                  CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 2002

Basis of Presentation

The following Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet gives effect to the merger between Apple Hospitality Two, Inc. ("Hospitality") and Apple Suites, Inc. ("Suites"). Concurrent with the following transactions related to the merger: 1) exchange of Suites Class B convertible shares to 480,000 Suites common shares 2) conversion of Hospitality Class B converible preferred shares to 1,272,000 Hospitality Series C convertible preferred shares
3) termination of Hospitality and Suites advisory contracts with Apple Suites Advisors, Inc., including payment of $2 million cash and non-interest bearing note, due four years after the merger, for $4.48 million and 4) payment of a special distribution to Hospitality shareholders of $15 million just prior to the closing of the merger. The merger is accounted for under the purchase method of accounting in accordance with Accounting Standards Board Opinion No, 16. In the opinion of management, all significant adjustments necessary to reflect the effects of the merger have been made.

The following unaudited Pro Forma Condensed Consolidated Balance Sheet of Hospitality also gives effect to the purchase of Marriott Residence Inn II Limited Partnership (the "Partnership") on August 28, 2002, containing 23 Residence Inn by Marriott hotels, from Host Mariott Corporation ("Host") for approximately $136 million in total purchase price net of cash acquired of $24 million as if this transaction had occurred on June 30, 2002, and gives effect to the merger of Hospitality and Suites as if the merger had occurred on June 30, 2002.

This pro forma Balance Sheet also assumes all of the hotels had been leased to our wholly owned taxable REIT subsidiaries pursuant to master hotel lease agreements. Residence Inn by Marriott will continue to manage the hotels owned by Hospitality under agreements not materially different from historical contractual arrangements. Promus Hotels, Inc., a wholly-owned subsidiary of Hilton Hotels Corporation, will continue to manage the hotels owned by Suites under the same agreements.

Such pro forma information is based in part upon the historical Consolidated Balance Sheet of Hospitality, the historical balance sheet of Suites, and the historical Balance Sheet of the Marriott Residence Inn I and II Limited Partnerships and Residence Inn III LLC. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.

The following unaudited Pro Forma Condensed Combined Consolidated Balance Sheet of Hospitality is not necessarily indicative of what actual financial condition of Hospitality and Suites would have been assuming such transactions had been completed on June 30, 2002, nor does it purport to represent the future combined financial position of Hospitality and Suites. These unaudited pro forma condensed combined financial statements should be read in conjunction with, and are qualified in their entirety by, Hospitality and Suites historical consolidated financial statements included in the prospectus.

                                                                           Hospitality              (A)
                                                                           Historical            Historical             Pro
                                                                          Consolidated            Marriott             Forma
                                                                          Balance Sheet     Residence Inn II LP    Adjustments (B)
                                                                      ------------------------------------------------------------
ASSETS

Investment in hotel properties                                           $ 252,171,627        $ 129,888,000       $   1,646,703
                                                                                                                     (6,625,000)
Accumulated depreciation                                                    (2,639,286)
                                                                      ------------------------------------------------------------
Investment in hotel properties, net
Cash and cash equivalents                                                   68,794,802           25,854,000         (30,942,703)

Restricted cash reserves                                                                          6,316,000
Deposit for potential acquisition                                            3,000,000                    -          (3,000,000)
Accounts receivable, net
Inventories
Due from Residence Inn by Marriott, Inc.                                     2,535,282            4,308,000
Furniture, fixtures & equipment reserve                                      7,132,744            5,188,000                   -
Deferred financing costs, net of accumulated amortizaton                                          1,548,000          (1,548,000)
Deposit for refinancing                                                      2,000,105                    -                   -
Deferred franchise fees
Other assets                                                                 3,685,176                    -                   -
                                                                                     -                    -                   -
                                                                      ------------------------------------------------------------
Total Assets                                                             $ 336,680,450        $ 173,102,000       $ (40,469,000)
                                                                      ============================================================


LIABILITIES and SHAREHOLDERS' EQUITY

Liabilities
Mortgage notes payable                                                   $ 142,912,276        $ 131,130,000
Accounts payable - affiliate                                                   123,610                    -
Due to third party manager
Accounts payable and accrued expenses                                        2,476,954            1,503,000
Capital lease obligations                                                      153,066                    -
Interest payable                                                               367,888                    -
Deferred incentive management fees payable                                     818,580            6,625,000          (6,625,000)
                                                                      ------------------------------------------------------------
Total Liabilities                                                          146,852,374          139,258,000          (6,625,000)

Shareholders' equity
Total partmers' capital                                                                          33,844,000         (33,844,000)
Preferred stock, no par value, authorized 15,000,000 shares; none
   issued or outstanding                                                             -
Common stock, no par value, authorized 200,000,000
   shares; issued and outstanding 21,344,510 shares                        190,484,388

Class B convertible stock, no par value, authorized 240,000 shares;
   issued and outstanding 240,000  shares                                       24,000
Series C convertible stock                                                           -
Distributions greater than net income                                         (680,312)


                                                                      ------------------------------------------------------------
Total Shareholders' Equity                                                 189,828,076           33,844,000         (33,844,000)
                                                                      ------------------------------------------------------------
Total Liabilities and Shareholders' Equity                               $ 336,680,450        $ 173,102,000       $ (40,469,000)
                                                                      ============================================================
                                                                             Hospitality
                                                                               Proforma         Historical
                                                                                before       Apple Suites, Inc.     Merger
                                                                                merger         Balance Sheet     Adjustments
                                                                      ------------------------------------------------------------
ASSETS

Investment in hotel properties                                        (C)$    383,706,330     $  179,606,662    $ 23,232,219  (H)
                                                                      (D)      (6,625,000)
Accumulated depreciation                                                       (2,639,286)       (10,974,993)     10,974,993  (H)
                                                                           --------------------------------------------------
Investment in hotel properties, net
Cash and cash equivalents                                             (B)      63,706,099          6,159,579      (3,330,000) (G)

Restricted cash reserves                                                        6,316,000            146,615
Deposit for potential acquisition                                     (B)               -                  -
Accounts receivable, net                                                                           2,211,170
Inventories                                                                                          145,300
Due from Residence Inn by Marriott, Inc.                                        6,843,282                  -
Furniture, fixtures & equipment reserve                                        12,320,744            338,724
Deferred financing costs, net of accumulated amortizaton              (E)               -          1,293,934
Deposit for refinancing                                                         2,000,105                  -
Deferred franchise fees                                                                              771,078
Other assets                                                                    3,685,176          1,277,939
                                                                                        -
                                                                      ------------------------------------------------------------
Total Assets                                                             $    469,313,450     $  180,976,008    $ 30,877,212
                                                                      ============================================================


LIABILITIES and SHAREHOLDERS' EQUITY

Liabilities
Mortgage notes payable                                                   $    274,042,276     $   76,612,135
Accounts payable - affiliate                                                      123,610             62,817
Due to third party manager                                                                           664,200
Accounts payable and accrued expenses                                           3,979,954          2,491,141
Capital lease obligations                                                         153,066                  -
Interest payable                                                                  367,888            556,257
Deferred incentive management fees payable                            (D)         818,580                  -
                                                                           -------------------------------------------------------
Total Liabilities                                                             279,485,374         80,386,550

Shareholders' equity
Total partmers' capital                                               (F)               -                  -
Preferred stock, no par value, authorized 15,000,000 shares; none
   issued or outstanding                                                                -
Common stock, no par value, authorized 200,000,000
   shares; issued and outstanding 21,344,510 shares                           190,484,388        111,099,353      15,591,317  (L)
                                                                                                                   4,776,000  (K)
Class B convertible stock, no par value, authorized 240,000 shares;
   issued and outstanding 240,000  shares                                          24,000             24,000         (24,000) (K)
Series C convertible stock
Distributions greater than net income                                            (680,312)       (10,533,895)     15,309,895  (L)

                                                                                                                  (4,776,000) (K)
                                                                      ------------------------------------------------------------
Total Shareholders' Equity                                                    189,828,076        100,589,458      31,253,212
                                                                      ------------------------------------------------------------
Total Liabilities and Shareholders' Equity                               $    469,313,450     $  180,976,008    $ 30,877,212
                                                                      ============================================================

                                                                                                Hospitality
                                                                          Hospitality            Combined
                                                                          Adjustments           Pro forma
                                                                      ---------------------------------------
ASSETS

Investment in hotel properties                                                                $  586,545,211
                                                                                                  (6,625,000)
Accumulated depreciation                                                                          (2,639,286)
                                                                       ---------------       ---------------
Investment in hotel properties, net
Cash and cash equivalents                                                  (15,000,000)  (N)
                                                                            (2,000,000)  (I)      49,535,678
Restricted cash reserves                                                                           6,462,615
Deposit for potential acquisition                                                                          -
Accounts receivable, net                                                                           2,211,170
Inventories                                                                                          145,300
Due from Residence Inn by Marriott, Inc.                                                           6,843,282
Furniture, fixtures & equipment reserve                                                           12,659,468
Deferred financing costs, net of accumulated amortizaton                                           1,293,934
Deposit for refinancing                                                                            2,000,105
Deferred franchise fees                                                                              771,078
Other assets                                                                                       4,963,115
                                                                                                           -
                                                                      ---------------------------------------
Total Assets                                                             $ (17,000,000)       $  664,166,670
                                                                      =======================================


LIABILITIES and SHAREHOLDERS' EQUITY

Liabilities
Mortgage notes payable                                                                         $ 350,654,411
Accounts payable - affiliate                                                 3,400,000   (I)       3,586,427
Due to third party manager                                                                           664,200
Accounts payable and accrued expenses                                                              6,471,095
Capital lease obligations                                                                            153,066
Interest payable                                                                                     924,145
Deferred incentive management fees payable                                                           818,580
                                                                      ---------------------------------------
Total Liabilities                                                            3,400,000           363,271,924

Shareholders' equity
Total partmers' capital                                                                                    -
Preferred stock, no par value, authorized 15,000,000 shares; none
   issued or outstanding                                                                                   -
Common stock, no par value, authorized 200,000,000
   shares; issued and outstanding 21,344,510 shares
                                                                                                 321,951,058
Class B convertible stock, no par value, authorized 240,000 shares;
   issued and outstanding 240,000  shares                                      (24,000)  (M)               -
Series C convertible stock                                                  12,720,000   (M)      12,720,000
Distributions greater than net income                                      (12,696,000)  (M)
                                                                           (15,000,000)  (N)
                                                                            (5,400,000)  (I)     (33,776,312)
                                                                      ---------------------------------------
Total Shareholders' Equity                                                 (20,400,000)          300,894,746
                                                                      ---------------------------------------
Total Liabilities and Shareholders' Equity                               $ (17,000,000)        $ 664,166,670
                                                                      =======================================

Notes to Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

Property acquisition adjustments:

(A) Represents the historical June 30, 2002 balance sheet of the partnership.

(B) Total purchase price consists of the following:

    Purchase price per contract, net of cash acquired                          $      135,756,718
    Fair value of deferred incentive management fee liability
       assumed                                                                          6,625,000
    Fair value of other liabilities assumed                                             1,503,000
                                                                               ------------------
       Sub-total                                                                      143,884,718
    Acquisition fee payable to ASRG                                                     3,199,732
    Additional closing costs                                                              262,253
                                                                               ------------------
       Total purchase price                                                    $      147,346,703
                                                                               ==================

    The purchase price was satisfied by the following:

    Cash:
       -on hand                                                                $        5,088,703
       -deposit previously made to seller                                               3,000,000
    Assumption of mortgage loan at fair value                                         131,130,000
    Assumption of other liabilities                                                     8,128,000
                                                                               ------------------
                                                                               $      147,346,703
                                                                               ==================

(C) Allocation of purchase price (see Note B above) to assets acquired at fair value are as follows:

    Purchase price (See Note B)                                                $      147,346,703
    Less:
       Restricted cash - FF&E reserves                                                (11,504,000)
       Other assets and prepaids                                                       (4,308,000)
                                                                               ------------------
    Amount allocated to investment in hotel properties                                131,534,703
    Net book value of investment in hotel properties                                  129,888,000
                                                                               ------------------
    Net increase in book value of investment in hotels                         $        1,646,703
                                                                               ==================

(D) Represents elimination of deferred incentive management fees since payment is not probable and can not be reasonably estimated.

(E) Represents elimination of deferred financing costs.

(F) Represents the elimination of Partners' capital account from prior owner.

Merger Adjustments:

(G) The merger will be accounted for in accordance with the purchase method of accounting. The following represents the purchase price of common shares at fair value, plus assumption of liabilities at fair value and estimated transaction costs associated with the merger:

    Purchase price for Apple Suites common shares (see below)                  $      131,466,670
    Mortgage notes assumed-at estimated fair value                                     76,612,135
    Other liabilities assumed-at estimated fair value                                   3,774,415
    Value of vested options ($.50 per 40,000 shares o/s)                                   20,000
                                                                               ------------------
    Sub-total                                                                         211,853,220
    Estimated transaction costs (see below)                                             3,330,000
                                                                               ------------------
    Total purchase price                                                       $      215,183,220
                                                                               ==================

    The following is the calculation of the purchase price of shareholder equity, reflecting the issuance of 13,146,667 shares of Hospitality Units consisting of common shares and Series A Convertible Preferred Shares at an estimated fair value of $10 per share in exchange for all of Apple Suites outstanding common shares and Class B Convertible Share at June 30, 2002 as follows:

    Apple Suites common shares outstanding at June 30, 2002                            12,666,667
    Plus conversion of Class B Convertible Shares to Apple Suties
      common shares (see Note K)                                                          480,000
                                                                               ------------------
    Adjusted Apple Suites common shares outstanding at June 30, 2002                   13,146,667

    Estimated fair market value per share of Hospitality Units                 $               10
    Consisting of common shares and Series A Convertible                       ------------------
      Preferred Shares to be issued                                            $      131,466,670
                                                                               ==================

    The following is an estimate of the fees and other expenses related to the merger:

    Advisory fees                                                              $        1,500,000
    Legal and accounting fees                                                             500,000
    Printing                                                                              350,000
    Proxy solicitation and consulting fees                                                200,000
    Other                                                                                 780,000
                                                                               ------------------
    Total adjustment for estimated transaction costs                           $        3,330,000
                                                                               ==================

(H) Increase of $33,414,395 in the net book value of Suites real estate assets based upon Hospitality's purchase price and the adjustment to eliminate Suites historical accumulated depreciation of $10,974,993 as follows:

    Purchase price                                                             $      215,183,220
    Less:
       Purchase price allocated to cash and cash equivalents                           (6,306,194)
       Other assets and prepaid expenses                                               (6,038,145)
                                                                               ------------------
    Amount allocated to investment in rental property                                 202,838,881
    Net book value of Suites investment in real estate                                168,631,669
                                                                               ------------------
    Net increase in book value of Suites investment in real estate                     34,207,212
    Eliminate accumulated depreciation                                                (10,974,993)
                                                                               ------------------
    Adjustment to reflect new cost basis of rental property                    $       23,232,219
                                                                               ==================

    Amount allocated to investment in rental property                          $      202,838,881
    Less: Amount allocated to land                                                    (33,804,510)
                                                                               ------------------
    Depreciable basis of rental property                                       $      169,034,371
                                                                               ==================

(I) To record the termination fee payable to Apple Suites Advisors, Inc. by Hospitality. This following also will be reflected in Hospitality's statement of operations upon termination of the advisory agreement:

    Cash payment                                                               $        2,000,000
    Present value at a market rate of 7%, of $4.48 million non-interest
    bearing note due January 1, 2007                                                    3,400,000
                                                                               ------------------
                                                                               $        5,400,000

(J) Not used.

(K) The Suites Class B Convertible Shares are converible into Apple Suites common shares and then into

    Hospitality Units consisting of common shares with Series A Convertible Preferred Shares upon the merger with Suites. The expense that results upon conversion is estimated to be $4,776,000 and will be reflected in Suites statement of operations upon approval of the merger. The Class B Convertible Shares will be converted and exchanged as follows:

    Class B Convertible Shares of Suites                                                  240,000
    Conversion ratio to Suites common stock                                                     2
                                                                               ------------------
                                                                                          480,000
    Estimated fair value (see note J)                                          $               10
                                                                               ------------------
                                                                                        4,800,000
    Less: Amount originally paid for Class B Convertible Shares                           (24,000)
                                                                               ------------------
                                                                               $        4,776,000
                                                                               ==================

(L) To adjust Suites historical shareholders' equity to reflect the issuance of Hospitaliy Units consisting of common shares with Series A Convertible Preferred Shares at an assumed price of $10.00 per share, in exchange for all of Suites outstanding common shares and to reflect the conversion of Suites Class B Convertible Shares to Suites common shares and subsequent exchange for Hospitality Units consisting of common shares with Series A Convertible Preferred Shares as follows:

                                                                                                      Series A      Distributions in
                                                                    Common           Class B         Convertible       Excess of
                                                                     Stock      Convertible Stock  Preferred Stock      Earnings
                                                                     -----      -----------------  ---------------      --------
    Issuance of Hospitality Units consisting of common shares
     with Series A Convertible Preferred Shares for Suites
     common shares                                                 131,466,670
    Conversion of Suites Class B Convertible Shares to
     Hospitality Units consisting of common shares with
     Series A Convertible Preferred Shares (see Note K)             (4,776,000)              -                           4,776,000
    Elimination of Apple Suites historical shareholders'
     equity                                                       (111,099,353)        (24,000)                         10,533,895
                                                                -------------------------------------------------------------------
    Pro forma adjustments                                       $   15,591,317    $    (24,000)    $             -    $ 15,309,895
                                                                ===================================================================

(M) Hospitality Class B Convertible Shares are exchanged for Hospitality
    Series C convertible shares. The expense that results upon exchange is estimated to be $12,696,000 and will be reflected in Hospitality's statement of operations upon approval of the merger. The Class B Convertible Shares will be exchanged as follows:

    Class B Convertible Shares                                                            240,000
    Conversion ratio to Hospitality Series C convertible stock                                  5
                                                                               ------------------
                                                                                        1,272,000
    Estimated fair value                                                       $               10
                                                                               ------------------
                                                                                       12,720,000
    Less: Amount originally paid for Hospitality Class B Convertible Shares               (24,000)
                                                                               ------------------
                                                                               $       12,696,000
                                                                               ==================

(N) Special distribution to Hospitality shareholders to be paid prior to closing of merger.

                                   HOSPITALITY
   UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001 AND FOR THE SIX MONTHS ENDED JUNE 30, 2002

The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the year ended December 31, 2001 and the six months ended June 30, 2002 are presented as if the merger had occurred at the beginning of each period presented. In addition to the merger, the Unaudited Pro Forma Condensed Combined Statements of Operations give effect to two mergers and one acquisition made by Hospitality during 2001 and 2002. The Unaudited Pro Forma Condensed Combined Statements of Operations give effect to the merger under the purchase method of accounting in accordance with Accounting Standards Board Opinion No, 16, and the combined entity qualifying as a REIT, distributing at least 95% of its taxable income, and therefore, incurring no federal tax liability for the periods presented.

This pro forma Statement of Operations also assumes all of the hotels had been leased to our wholly owned taxable REIT subsidiaries pursuant to master hotel lease agreements. Residence Inn by Marriott will continue to manage the hotels owned by Hospitality under agreements not materially different from historical contractual arrangements. Promus Hotels, Inc. a wholly-owned subsidiary of Hilton Hotels Corporation, will continue to manage the hotels owned by Suties under the same agreements.

The following Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations of Hospitality also present the purchase of Marriott Residence Inn II Limited Partnership (the "Partnership"), containing 23 Residence Inn by Marriott hotels, from Host Mariott Corporation ("Host") for approximately approximately $136 million in total purchase price, net of cash acquired of $24 million had occurred on January 1, 2001 for the twelve month and January 1, 2002.

In addition, the unaudited Pro Forma Condensed Statement of Operations includes the purchase of 15 Residence Inn (R) by Marriott hotels from Host in March 2002 for an aggregate purchase price of $133 million; as well as, 10 Residence Inn
(R) by Marriott hotels from Crestline Capital Corporation in September 2001, for an aggregate purchase price of $123.5 million. The results of operations subsequent to our purchase are included in the historical statement of operations of the Company.

Such pro forma information is based in part upon the historical Consolidated Statements of Operations of the Company, and the historical Statements of Operations of the Marriott Residence Inn I and II Limited Partnerships and Residence Inn III LLC. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.

The following unaudited Pro Forma Condensed Consolidated Statement of Operations of the Company are not necessarily indicative of what actual results of operations of the Company would have been assuming such transactions had been completed on January 1, 2001 for the twelve month and January 1, 2002 for the six month statement of operations, nor does it purport to represent the results of operations for future periods.

Hospitality did not commence operations until May 1, 2001. Accordingly, Hospitality's historical 2001 historical consolidated statement of operations contained less than a complete fiscal year of operations.

These unaudited pro forma condensed financial statements should be read in conjunction with the Company's historical consolidated financial statements.

For the year ended December 31, 2001

                                              Hospitality
                                              Historical
                                              Statement of       Historical                                            Historical
                                               Operations      Residence Inn    Pro forma       Pro forma before  Marriott Residence
                                            (May 1- Dec. 31)    III LLC (A)    Adjustments      2002 acquisitions     Inn LP (A)
                                             ----------------------------------------------     ------------------------------------
Revenue:
  Suite revenue                                 $ 10,022,272    $ 27,564,918   $          -       $ 37,587,190      $ 61,423,000
  Other operating revenue                            414,493               -              -            414,493         2,621,000
  Interest income                                  2,005,006               -     (1,827,669) (B)       177,337           664,000

                                              ----------------------------------------------    ------------------------------------
Total revenue                                     12,441,771      27,564,918     (1,827,669)        38,179,020        64,708,000

Expenses:
  Operating expenses                               4,516,264      12,288,306              -         16,804,570        28,116,000
  General and administrative                         491,009               -        372,897  (C)       863,906         1,636,000

  Franchise fees (Residence Inn System Fee)          400,888       1,055,127              -          1,456,015         2,457,000
  Management fees                                    474,041         551,298              -          1,025,339         1,281,000
  Permits, licenses & lease payments                       -         128,688              -            128,688                 -
  Chain services                                     233,643         552,449              -            786,092                 -
  Incentive management fees                                -         841,983              -            841,983         3,375,000
  Taxes, insurance and other                         552,734       1,322,418              -          1,875,152         5,807,000
  Depreciation of real estate owned                1,084,933               -      2,019,336  (D)     3,104,269         6,479,000

                                                                                                             -                 -
  Management termination fees

  Interest                                         1,371,540               -      2,868,745  (E)     4,240,285        10,152,000
                                                                                                             -
                                              ---------------------------------------------     ------------------------------------
Total expenses                                     9,125,052      16,740,269      5,260,978         31,126,299        59,303,000

Income tax expense                                         -               -              -                  -                 -
                                              ---------------------------------------------     ------------------------------------

Net income                                      $  3,316,719      10,824,649     (7,088,647)         7,052,721         5,405,000
                                              =============================================     ====================================

Earnings per common share:
   Basic and Diluted                            $       0.52                                              0.75
                                              ==============                                    ==============

Basic and diluted weighted average
common shares outstanding                          6,334,649                      3,038,590          9,373,239

                                                                      Pro forma before      Historical
                                                                       acquisition of        Marriott
                                                 Pro forma           Marriott Residence      Residence         Pro Forma
                                                Adjustments              Inn II LP          Inn II LP (A)     Adjustments
                                               -------------------------------------------------------------------------------
Revenue:
  Suite revenue                                $          -             $ 99,010,190     $ 63,727,000       $          -
  Other operating revenue                                 -                3,035,493        2,804,000                  -
  Interest income                                  (664,000)   (B)           177,337        1,463,000         (1,463,000)  (B)
                                                                                                                (100,000)  (C)
                                               -------------          ---------------------------------------------------
Total revenue                                      (664,000)             102,223,020       67,994,000         (1,563,000)

Expenses:
  Operating expenses                                      -               44,920,570       37,459,000                  -
  General and administrative                     (1,636,000)   (C)           863,906                -            325,000   (D)

  Franchise fees (Residence Inn System Fee)         440,837    (D)         4,353,852        2,549,000                  -
  Management fees                                         -                2,306,339        1,331,000                  -
  Permits, licenses & lease payments                      -                  128,688        1,165,000                  -
  Chain services                                          -                  786,092                -
  Incentive management fees                      (3,375,000)   (K)           841,983        2,545,000         (2,545,000)  (H)
  Taxes, insurance and other                              -                7,682,152        2,262,000                  -
  Depreciation of real estate owned              (6,479,000)   (E)                          7,295,000         (7,295,000)  (E)

                                                  3,006,965    (F)         6,111,234                           3,885,419   (F)
  Management termination fees

  Interest                                      (10,152,000)   (G)                         12,362,000                  -
                                                  9,370,685    (H)        13,610,970
                                               --------------------------------------------------------------------------
Total expenses                                   (8,823,514)              81,605,786       66,968,000         (5,629,581)

Income tax expense                                        -                        -                -                  -   (G)
                                               -------------------------------------------------------------------------

Net income                                        8,159,514    (I)        20,617,234     $  1,026,000       $  4,066,581
                                               =========================================================================

Earnings per common share:
   Basic and Diluted                                                            1.38
                                                                      ==============

Basic and diluted weighted average
common shares outstanding                         5,603,630    (J)        14,976,869

                                                   Total                                  Historical
                                                 Pro Forma                             Homewood Suites          Historical
                                                   before           Historical           Statement of          Apple Suites
                                                   merger        Apple Suites, Inc.        Operations           Adjustments
                                              ---------------------------------------------------------------------------------
Revenue:
  Suite revenue                               $ 162,737,190          $ 43,338,533        $ 3,486,143                   -
  Other operating revenue                         5,839,493             2,141,832            175,521
  Interest income                                                         381,630
                                                     77,337
                                              ---------------------------------------------------------------------------
Total revenue                                   168,654,020            45,861,995          3,661,664                   -

Expenses:
  Operating expenses                             82,379,570            23,337,764          1,835,894
  General and administrative                      1,188,906               894,121                  -              14,226   (S)

  Franchise fees (Residence Inn System Fee)       6,902,852             1,729,446            144,054
  Management fees                                 3,637,339             1,521,696            122,117
  Permits, licenses & lease payments              1,293,688                     -
  Chain services                                    786,092                     -
  Incentive management fees                         841,983                     -
  Taxes, insurance and other                      9,944,152             2,297,935            238,355
  Depreciation of real estate owned                                     4,787,486            513,062            (513,063)  (T)
                                                                                                                 359,606   (T)
                                                  9,996,653
  Management termination fees                                           1,413,520

  Interest                                                              5,849,378            188,401            (188,401)  (U)
                                                 25,972,970                                                      366,396   (V)
                                              ---------------------------------------------------------------------------
Total expenses                                  142,944,205            41,831,346          3,041,883              38,764

Income tax expense                                        -                     -                                      -
                                              ---------------------------------------------------------------------------

Net income                                    $  25,709,815          $  4,030,649        $   619,781           $ (38,764)
                                              ===========================================================================

Earnings per common share:
   Basic and Diluted                          $        1.72          $       0.34
                                              ===================================

Basic and diluted weighted average
common shares outstanding                        14,976,869            11,907,721                                677,592   (X)

                                                   Total
                                                 Pro Forma                                                              Hospitality
                                                  before             Merger             Apple Hospitality                Combined
                                                   merger          Adjustments              Adjustments                  Pro Forma
                                            ----------------------------------------------------------------------------------------
Revenue:
  Suite revenue                               $ 209,561,866                                                         $   209,561,866
  Other operating revenue                         8,156,846                                                               8,156,846
  Interest income                                   381,630           (66,600)  (Q)            (300,000)  (J)                15,030
                                                     77,337                                                                  77,337
                                            ----------------------------------        ------------------          ------------------
Total revenue                                   218,177,679           (66,600)                 (300,000)                217,811,079

Expenses:
  Operating expenses                            107,553,228                                                             107,553,228
  General and administrative                      2,097,253          (298,270)  (L)          12,696,000   (K)
                                                          -          (200,000)  (O)         (12,696,000)  (K)             1,598,983
  Franchise fees (Residence Inn System Fee)       8,776,352                                                               8,776,352
  Management fees                                 5,281,152                                                               5,281,152
  Permits, licenses & lease payments              1,293,688                                                               1,293,688
  Chain services                                    786,092                                                                 786,092
  Incentive management fees                         841,983                                                                 841,983
  Taxes, insurance and other                     12,480,442                                                              12,480,442
  Depreciation of real estate owned               4,787,485           815,978   (P)                                       5,603,463
                                                    359,606                                                                 359,606
                                                  9,996,653                                                               9,996,653
  Management termination fees                     1,413,520                                   5,400,000   (M)                     -
                                                          -                                  (5,400,000)  (M)             1,413,520
  Interest                                        5,849,378                                                               5,849,378
                                                 26,339,366                                     313,600   (N)            26,652,966
                                            ----------------------------------       -------------------         -------------------
Total expenses                                  187,856,198           317,708                   313,600                 188,487,506

Income tax expense                                                          -                         -                           -
                                            ----------------------------------       -------------------         -------------------

Net income                                    $  30,321,481        $ (384,308)               $ (613,600)            $    29,323,573
                                            ==================================       ===================         ===================

Earnings per common share:
   Basic and Diluted                          $        1.10                                                         $          1.00
                                            ===============                                                      ===================

Basic and diluted weighted average
common shares outstanding                        27,562,182           480,000                 1,272,000                  29,314,182

For the six months ended June 30, 2002 (unaudited)

                                                 Hospitality          Historical                                 Pro forma before
                                                  Historical       Marriot Residence                              acquisition of
                                                 Statement of     Inn LP for Periods      Pro forma             Marriott Residence
                                                  Operations          1 & 2 2002         Adjustments               Inn II LP
                                                ---------------------------------------------------------   -----------------------
Revenue:
  Suite revenue                                   $ 33,381,932        $ 7,516,099                  -                   40,898,031
  Other operating revenue                            1,188,221            296,191                  -                    1,484,412
  Interest income                                      336,387                  -                  -                      336,387

                                                -----------------------------------------------------       ------------------------
Total revenue                                       34,906,540          7,812,290                  -                   42,718,830

Expenses:
  Operating expenses                                15,513,207          3,931,579                  -                   19,444,786
  General and administrative                           683,325                  -            215,348  (D)                 898,673
  Franchise fees (Residence Inn System Fee)          1,335,276            300,644                  -                    1,635,920
  Management fees                                    1,515,880            156,246                  -                    1,672,126
  Permits, licenses & lease payments                         -             46,747                  -                       46,747
  Chain Services                                       538,334            143,542                  -                      681,876
  Incentive management fees                                  -                  -                  -                            -
  Taxes, insurance and other                         2,212,034            434,737                  -                    2,646,771
  Depreciation of real estate owned                  2,639,286                  -            443,527  (F)               3,082,813
                                                                                                   -                            -
  Imputed interest expense on Res I                    450,000                  -                  -                      450,000
  Management termination fees
  Ground lease
  Interest                                           4,502,602                  -          1,365,355  (H)               5,867,957
                                                -----------------------------------------------------       ------------------------

Total expenses                                      29,389,944          5,013,495          2,024,230                   36,427,669

Income tax expense                                           -                  -                  -                            -
                                                -----------------------------------------------------       ------------------------

Net income                                        $  5,516,596        $ 2,798,795       $ (2,024,230)                 $ 6,291,161
                                                =====================================================       ========================

Earnings per common share:                        $       0.33                                                               0.37
                                                ===============                                             ========================
  Basic and Diluted

Basic and diluted weighted average
common shares outstanding                           16,810,654                                     -                   16,810,654
                                                ===============                                             ========================

                                                Historical
                                                 Marriott                            Hospitality
                                                Residence      Pro Forma              Pro Forma       Historical        Merger
                                              Inn II LP (A)   Adjustments           Before Merger  Apple Suites, Inc.  Adjustments
                                            ---------------------------------------------------------------------------------------
Revenue:
  Suite revenue                                 $ 28,805,000    $         -           69,703,031    $ 24,052,840
  Other operating revenue                          1,100,000              -            2,584,412       1,091,234        (33,000) (Q)
  Interest income                                    294,000       (294,000)   (B)                        12,001
                                                                    (50,000)   (C)       286,387
                                            ---------------------------------      ------------------------------------------------
Total revenue                                     30,199,000       (344,000)          72,573,830      25,156,075        (33,000)

Expenses:
  Operating expenses                              16,546,000                          35,990,786      12,866,178
  General and administrative                               -        365,000    (D)     1,263,673         555,482       (156,252) (L)
  Franchise fees (Residence Inn System Fee)        1,073,000              -            2,708,920         962,114       (100,000) (O)
  Management fees                                    598,000              -            2,270,126         857,076              -
  Permits, licenses & lease payments               1,040,000              -            1,086,747               -
  Chain Services                                           -                             681,876               -
  Incentive management fees                        1,185,000     (1,185,000)   (H)             -               -
  Taxes, insurance and other                       1,102,000              -            3,748,771       1,337,177
  Depreciation of real estate owned                3,319,000     (3,319,000)   (E)             -       2,700,916        407,939  (P)
                                                                  1,942,710    (F)     5,025,523
  Imputed interest expense on Res I                                                      450,000               -
  Management termination fees                                                                                  -
  Ground lease                                                                                            50,000
  Interest                                         5,531,000                          11,398,957       3,442,549
                                            ---------------------------------      ------------------------------------------------

Total expenses                                    30,394,000     (2,196,290)          64,625,379      22,771,492        151,687

Income tax expense                                         -              -    (G)             -               -              -
                                            ---------------------------------      ------------------------------------------------

Net income                                      $   (195,000)   $ 1,852,290            7,948,451       2,384,583     $ (184,687)
                                            =======================================================================================

Earnings per common share:                                                                  0.47    $       0.19
                                                                                   ===============================
  Basic and Diluted

Basic and diluted weighted average
common shares outstanding                                                 -           16,810,654      12,666,677        480,000  (R)
                                                                                   =================================================

                                                                                             Hospitality
                                                          Hospitality                         Combined
                                                          Adjustments                        Pro Forma
                                                 -------------------------            -----------------------
Revenue:
  Suite revenue                                                                               $ 93,755,871
  Other operating revenue                                                                        3,642,646
  Interest income                                                                                   12,001
                                                               (150,000) (J)                       136,387
                                                -------------------------             ----------------------
Total revenue                                                  (150,000)                        97,546,905

Expenses:
  Operating expenses                                                                            48,856,964
  General and administrative                                                                     1,662,903
  Franchise fees (Residence Inn System Fee)                                                      3,571,034
  Management fees                                                                                3,127,202
  Permits, licenses & lease payments                                                             1,086,747
  Chain Services                                                                                   681,876
  Incentive management fees                                                                              -
  Taxes, insurance and other                                                                     5,085,948
  Depreciation of real estate owned                                                              3,108,855
                                                                                                 5,025,523
  Imputed interest expense on Res I                                                                450,000
  Management termination fees                                                                            -
  Ground lease                                                                                      50,000
  Interest                                                      156,800  (N)                    14,998,306
                                                -------------------------             ----------------------

Total expenses                                                  156,800                         87,705,358

Income tax expense                                                    -                                  -
                                                -------------------------             ----------------------

Net income                                                   $ (306,800)                      $ 10,217,547
                                                =========================             ======================

Earnings per common share:                                                                    $       0.33
                                                                                      ======================
  Basic and Diluted

Basic and diluted weighted average
common shares outstanding                                     1,272,000  (R)                    31,229,331
                                                =========================             ======================

Notes to Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations for Residence Inn III LLC:

(A) Represents results of operations for the hotels acquired on a pro forma basis as if the hotels were owned by the Company at January 1, 2001 for the respecitve periods prior to acquisition by the Company in September 2001.

(B) Represents the elimination of the interst income recorded on the $47 million promissory note with Cresline, as the note receivable was used to purchase the Partnership.

(C) Represents the advisory fee of .25% of accumulated capital contributions under the "best efforts" offering for the period of time not owned by the company plus anticipated legal and accounting fees, employee costs, salaries and other costs of operating as a public company of $814, 377 and $372, 896 for the year ended December 31, 2000, and the period ended December 31, 2001, respectively.

(D) Represents the depreciation on the hotels acquired based on the purchase price allocation of $98 million to depreciable property. The weighted average lives of the depreciable assets are 39 years for building and 7 years for FF&E. The estimated useful lives are based on management's knowledge of the properties and the hotel industry in general.

(E) Represents the interst expense for the hotel acquisitions for the period in which the hotels were not owned. Interest was computed using the interest rate of 8.08% on the mortgage debt of $53 million.

(F) Represents the combined state and federal income tax expense of our wholly owned taxable REIT subsidiary estimated based on the contractual agreements put in place between the Company and our lessee based on a combined rate of 40%. Based on the terms of the lease agreements our taxable subsidiary would have incurred a loss. No operating loss benefit has been recorded as a realization is not certain.

(G) Represents the number of shares assumin Residence Inn III LLC was acquired at the beginning of the period presented.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations for Marriott Residence Inn LP:

(A) Represents results of operations for the hotels acquired on a pro forma basis as if the Partnership was owned by the Company on January 1, 2001.

(B) Represents the elimination of historical interest income recorded by the prior owner.

(C) Represents the elimination of the historical general and administrative expense allocated ot the hotels by the prior owner, which will not be incurred by the Company. The amount indicated for general and administrative expense was extracted from the Partnership's historical statements.

(D) Represents the advisory fee of .25% of accumulated capital contributions under the "best efforts" offering for the period of time not owned bu the Company plus anticipated legal and accounting fees, employee costs, salaries and other costs of operating as a public company of $330,628 for the year ended December 31, 2001 and $215,348 for the two months not owned in 2001.

(E) Represents the elimination of the historical depreciation expense recorded by the prior owner.

(F) Represents the depreciation on the hotels acquired based on the purchase price allocation. The weighted average lives of the depreciable assets are 39 years for building and 7 years for FF&E. The estimated useful lives are based on management's knowledge of the properties and hotel industry in general.

(G) Represents the elimination of the histornical interest expense recorded by the prior owner.

(H) Represents the interest expense for the hotel acquisitions for the period in which the hotels were not owned. Interest was computed using the interest rates of 8.6% on the mortgage debt of $70.9 million and 15.6% on the mortgage debt of $20.7 million.

(I) Represents the combined state and federal income tax expense of our wholly owned taxable REIT subsidiary estimated based on the contractual agreements put in place between the Company and our lessee based on a combined rate of 40%. Based on the terms of the lease agreements our taxable subsidiary would have incurred a loss. No operating loss benefit has been recorded as realization is not certain.

(J) Represents additional common shares assuming the Partnership was acquired at the beginning of the period presented.

(K) Represents elimination of incentive management fees from prior owner, since payment is not considered probable.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations (unaudited) for Marriott Residence Inn II Limited Partnership:

(A) Represents results of operations for the hotels acquired on a pro forma basis as if the Partnership was owned by the Company on January 1 of the respective period.

(B) Represents the elimination of historical interest income recorded by the prior owner as cash was used to fund acquisition.

(C) Represents the elimination of interest income on Company cash of approximately $5 million used to fund acquisition at interest rates in effect during periods presented.

(D) Represents the advisory fee of .25% of accumulated capital contributions under the "best efforts" offering for the period of time not owned by the Company plus anticipated legal and accounting fees, employee costs, salaries and other costs of operating as a public company.

(E) Represents the elimination of the historical depreciation expense recorded by the prior owner.

(F) Represents the depreciation on the hotels acquired based on the purchase price allocation. The weighted average lives of the depreciable assets are 39 years (fair value allocation of approximately $116.67 million) for building and 7 years for FF&E (fair value allocation of $6.25 million). The estimated useful lives are based on management's knowledge of the properties and hotel industry in general.

(G) Represents the combined state and federal income tax expense of our wholly owned taxable REIT subsidiary estimated based on the contractual agreements put in place between the Company and our lessee based on a combined rate of 40%. Based on the terms of the lease agreements our taxable subsidiary would have incurred a loss. No operating loss benefit has been recorded as realization is not certain.

(H) Represents elimination of incentive management fees from prior owner, since payment is not considered probable.

Merger and Hospitality Adjustments:

(J) Represents reduction of interest income on $15 million special distribution to Hospitality's shareholders just prior to the merger at money market interest rates in effect during the period, 2%.

(K) Represents expense associated with conversion of Hospitality Class B convertible shares and Suites Class B convertible shares to Hospitality Series C convertible shares and Hospitality units, respectively (see Note K and M to Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet). Amount is eliminated since this transaction is directly attributable to the merger and is not expected to have on-going impact.

(L) Elimination of Apple Suites advisory fee, as advisory contract will terminate upon merger.

(M) Represents expense associated with advisor termination (see Note I to Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet). Amount is eliminated since it is in connection with the merger and will not have on-going impact.

(N)  Represents imputed interest at 7% on $4.48 million non-interest bearing note issued in connection with the termination of the advisor agreement.

(O) Reduction of operating expenses to operate as a public company eliminated as a result of the merger, such as audit fees and costs associated with producing the annual report.

(P) Represents additional depreciation expense on the increase of fair market value of Apple Suites real estate using a depreciable life of 39 years.

                  $   23,232,219   New additional interest in basis of
                                   Suites depreciable rental property
                                   (See Note G on Balance Sheet)
                                   allocated to building (19.54% allocated to
                           80.46%  land)
                  --------------
                  $   18,692,022
                              39   Depreciable life
                  --------------
                  $       479,283  Full year
                  $       239,641  Half year

(Q) Represents a reduction to interest income resulting from the use of cash for payment of transaction costs and purchase price as a result of the merger at a money market interest rate of 2%.

                  $     3,330,000  Transaction costs
                             0.02
                  ---------------
                  $        66,600 Full year
                  $        33,300 Six months

(R) Represents increase in shares resulting from the exchange of Hospitality Class B Convertible Shares into Hospitality Series C shares and conversion of Suites Class B Convertible Shares into Hospitality Common Shares as follows:

     Hospitality Class B Convertible Shares                         240,000    Suites Class B Convertible Shares           240,000
     Conversion ratio to Hospitality Common Shares-Series C               5    Conversion ratio to Suites Common Shares          2
                                                                ------------                                             ---------
     Hospitality Common Shares                                    1,272,000    Suites Common Shares                        480,000
                                                                               Conversion ratio to Common Shares                 1
                                                                                                                         ---------
                                                                                 Hospitality Common Shares                 480,000

Apple Suites Adjustments:

(S) Represents the advisory fee of .25% of accumulated capital contributions under the "best efforts" offering for the period of time not owned by Apple Suites for the periods presented.

(T) Represents the depreciation on the hotels acquired based on the purchase price, excluding amounts allocated to land, for the period of time not owned. The weighted average life of the depreciable assets was 39 years.

(U) Represents the elimination of the expense recorded by the prior owner since it will not be an on-going expense to the Company.

(V) Represents the interest expense on Apple Suites long-term refinancings of $50 million at a rate of 9% and $10.7 million at a rate of 8.15% and a portion of the $10 million short-term financing ($6,569,500) at a rate of one month LIBOR plus 200 basis points (8.67%) for the term of the financing (6 months) for the periods presented.

(W) Management termination fees have been eliminated in 2001, since it will not have an on-going impact.

(X) Represents additional common shares assuming the properties were acquired at the beginning of the periods presented with the net proceeds from the "best efforts" offering of $10 per share (net $8.95 per share) for the remiander.

Independent Auditors' Report

THE BOARD OF DIRECTORS AND SHAREHOLDERS
Apple Suites, Inc.

We have audited the accompanying consolidated balance sheets of Apple Suites, Inc. (the "company") as of December 31, 2001 and December 31, 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 2001 and 2000, and for the period from March 26, 1999 through December 31, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Apple Suites, Inc. at December 31, 2001 and 2000 and the consolidated results of its operations and its cash flows for the years ended December 31, 2001 and 2000, and for the period March 26, 1999 through December 31, 1999, in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Young LLP
Richmond, Virginia
February 15, 2002

Consolidated Balance Sheets


                                                                 December 31,    December 31,
                                                                        2001            2000
--------------------------------------------------------------------------------------------
Assets

A S S E T S
Investment in hotels-net of accumulated depreciation
  of $8,274,076 and $3,486,590                                   $170,437,222   $124,576,257
Cash and cash equivalents                                           8,331,891      2,653,058
Restricted cash                                                       184,962        263,686
Rent receivable from Apple Suites Management, Inc.                         --      1,872,832
Notes and other receivables from Apple Suites Management, Inc.             --      1,774,684
Accounts receivable, net                                            1,002,160             --
Inventories                                                           145,300             --
Capital improvement reserve                                           438,823        504,413
Deferred financing costs, net                                       1,364,499      1,265,107
Deferred franchise fees, net                                          792,794             --
Other assets                                                        2,479,434      1,163,811
                                                                 ------------   ------------

Total Assets                                                     $185,177,085   $134,073,848
                                                                 ============   ============


Liabilities and Shareholders' Equity

L I A B I L I T I E S
Notes payable--secured                                           $ 77,041,296   $ 57,670,866
Interest payable                                                      510,119         19,988
Accounts payable and accrued expenses                               2,850,311      1,570,372
Due to third party manager                                            700,969             --
Accounts payable--affiliate                                            74,515             --
Distributions payable                                                      --      1,848,000
                                                                 ------------   ------------
Total Liabilities                                                  81,177,210     61,109,226


S H A R E H O L D E R S ' E Q U I T Y

Preferred stock, 15,000,000 authorized shares;
  none issued or outstanding                                              --             --
Class B convertible stock, no par value, authorized
  240,000 shares; issued and outstanding 240,000 shares                24,000         24,000
Common stock, no par value, authorized 200,000,000 shares;
  issued and outstanding 12,666,677 shares and 8,666,348,
  respectively                                                    111,099,353     75,223,218
Distributions greater than net income                              (7,123,478)    (2,282,596)
                                                                 ------------   ------------
Total Shareholders' Equity                                        103,999,875     72,964,622
                                                                 ------------   ------------

Total Liabilities and Shareholders' Equity                       $185,177,085   $134,073,848
                                                                 ============   ============

        See accompanying notes to consolidated financial statements

Consolidated Statements of Operations


                                                                        Year ended   March 26, 1999
                                                       Year ended         December  through December
                                                December 31, 2001         31, 2000         31, 1999
---------------------------------------------------------------------------------------------------
R E V E N U E S
  Suite revenue                                     $  43,338,533    $          --    $          --
  Lease revenue                                                --       15,807,258        2,518,031
  Interest income                                         381,630          395,671          169,086
  Other revenue                                         2,141,832               --               --
                                                    -------------    -------------    -------------
Total revenues                                         45,861,995       16,202,929        2,687,117
                                                    -------------    -------------    -------------

E X P E N S E S
  Operating expenses                                   13,728,597               --               --
  Hotel administrative expense                          3,480,879               --               --
  Advertising and promotion                             4,184,900               --               --
  Utilities                                             1,943,388               --               --
  Franchise fees                                        1,729,446               --               --
  Management fees                                       1,521,696               --               --
  Taxes, insurance and other                            2,297,935        2,083,533          426,592
  General and administrative                              894,121        1,048,212          153,807
  Depreciation of real estate owned                     4,787,486        2,990,381          496,209
  Interest                                              5,849,378        6,611,716        1,245,044
  Management termination fees                           1,413,520               --               --
                                                    -------------    -------------    -------------
Total expenses                                         41,831,346       12,733,842        2,321,652
                                                    -------------    -------------    -------------
Net income                                          $   4,030,649    $   3,469,087    $     365,465
                                                    =============    =============    =============

Basic and diluted earnings per common share         $        0.34    $        0.66    $        0.14
                                                    =============    =============    =============
Distributions paid per common share                 $        1.03    $        1.02    $        0.33
                                                    =============    =============    =============


(a) The company was initially capitalized on March 26, 1999; however, operations did not commence until September 1, 1999.

          See accompanying notes to consolidated financial statements.

Consolidated Statements of Shareholders' Equity


                                                    Common Stock            Class B Convertible Stock
                                            ---------------------------------------------------------
                                               Number                          Number
                                            of Shares          Amount       of Shares          Amount
------------------------------------------------------------------------------------------------------
BALANCE AT MARCH 26, 1999                          10   $         100              --              --
Issuance of Convertible Class B Stock              --              --         240,000          24,000
Net proceeds from the sale
  of common shares                          3,420,110      28,507,514              --              --
Net income                                         --              --              --              --
Cash distributions declared to
  shareholders ($.33 per share)                    --              --              --              --
Common shares issued through
  reinvestment of distributions                 9,294          83,646              --              --
                                           -----------------------------------------------------------


BALANCE AT DECEMBER 31, 1999                3,429,414      28,591,260         240,000          24,000
Net proceeds from the sale
  of common shares                          5,040,740      44,866,217              --              --
Net income                                         --              --              --              --
Cash distributions declared to common
  shareholders ($1.02 per share)                   --              --              --              --
Common shares issued through
  reinvestment of distributions               196,194       1,765,741              --              --
                                           -----------------------------------------------------------

BALANCE AT DECEMBER 31, 2000                8,666,348      75,223,218         240,000          24,000
Net proceeds from the sale
  of common shares                          3,806,801      34,134,371              --              --
Net income                                         --              --              --              --
Cash distributions declared to common
  shareholders ($.77 per share)                    --              --              --              --
Common shares issued through
  reinvestment of distributions               193,528       1,741,764              --              --
                                           -----------------------------------------------------------


BALANCE AT DECEMBER 31, 2001               12,666,677   $ 111,099,353         240,000   $      24,000
                                           ===========================================================

           See accompanying notes to Consolidated financial statements


Consolidated Statements of Shareholders' Equity (continued)


                                            Distribution            Total
                                            Greater Than    Shareholders'
                                              Net Income           Equity
-------------------------------------------------------------------------
BALANCE AT MARCH 26, 1999                             --    $         100
Issuance of Convertible Class B Stock                 --           24,000
Net proceeds from the sale
  of common shares                                    --       28,507,514
Net income                                       365,465          365,465
Cash distributions declared to
  shareholders ($.33 per share)                 (882,725)        (882,725)
Common shares issued through
  reinvestment of distributions                       --           83,646
                                           ------------------------------


BALANCE AT DECEMBER 31, 1999                    (517,260)      28,098,000
Net proceeds from the sale
  of common shares                                    --       44,866,217
Net income                                     3,469,087        3,469,087
Cash distributions declared to common
  shareholders ($1.02 per share)              (5,234,423)      (5,234,423)
Common shares issued through
  reinvestment of distributions                       --        1,765,741
                                           ------------------------------

BALANCE AT DECEMBER 31, 2000                  (2,282,596)      72,964,622
Net proceeds from the sale
  of common shares                                    --       34,134,371
Net income                                     4,030,649        4,030,649
Cash distributions declared to common
  shareholders ($.77 per share)               (8,871,531)      (8,871,531)
Common shares issued through
  reinvestment of distributions                       --        1,741,764
                                           ------------------------------


BALANCE AT DECEMBER 31, 2001               $  (7,123,478)   $ 103,999,875
                                           ==============================

           See accompanying notes to Consolidated financial statements

Consolidated Statement of Cash Flow


                                                                                                                      March 26, 1999
                                                                                                      Year ended             through
                                                                                   Year ended       December 31,        December 31,
                                                                            December 31, 2001               2000            1999 (a)
------------------------------------------------------------------------------------------------------------------------------------

CASH FLOW FROM OPERATING ACTIVITIES:

Net income                                                                       $  4,030,649       $  3,469,087       $    365,465
Non-cash portion of management termination fees                                       470,090                 --                 --
Depreciation of real estate owned                                                   4,787,486          2,990,381            496,209
Amortization of deferred franchise fees                                                40,242
Amortization of deferred financing costs                                              156,056            124,233                 --
Changes in operating assets and liabilities
(net of amounts acquired/assumed from acquisitions)
  Prepaid expenses                                                                 (1,097,212)            13,456           (270,229)
  Rent and notes receivable from Apple Suites Management, Inc.                             --           (777,054)        (2,152,203)
  Other assets                                                                       (308,688)           210,464                 --
  Receivables                                                                         119,212                 --
  Accounts payable                                                                   (150,951)            53,362             65,214
  Accounts payable--affiliate                                                          74,515           (708,751)           708,751
  Due to third party manager                                                              621                 --                 --
  Accrued expenses                                                                    506,128            583,128            868,668
  Interest payable                                                                    490,131           (446,152)           466,140
                                                                            --------------------------------------------------------
    Net cash provided by operating activities                                       9,118,279          5,512,154            548,015


CASH FLOW FROM INVESTING ACTIVITIES:

Cash assumed in the acquisition of hotels                                           2,793,106                 --                 --
Net (increase) decrease in cash restricted for property
 improvement plan and cap improvement reserve held with
 third party                                                                          144,314          1,009,549         (1,604,363)
Deposit for acquisition of Apple Suites Management                                         --           (900,000)                --
Cash paid for acquisition of hotels                                               (32,356,608)        (8,712,253)       (26,045,300)
Capital improvements                                                               (1,791,844)        (2,483,503)          (464,026)
Payments received on notes receivable                                                      --             98,943              1,748
Earnest money deposit for pending acquisitions                                             --                 --           (300,000)
                                                                            --------------------------------------------------------
    Net cash used in investing activities                                         (31,211,032)       (10,987,264)       (28,411,941)


CASH FLOW FROM FINANCING ACTIVITIES:

Repayment of secured notes payable                                                (24,829,570)       (83,679,134)                --
Repayment of unsecured notes payable                                                       --        (10,000,000)                --
Proceeds from secured notes payable                                                27,700,000         50,000,000                 --
Proceeds from unsecured notes payable                                                      --         10,000,000                 --
Net proceeds from issuance of common stock                                         35,876,135         46,631,958         28,591,160
Payment from officer-shareholder for Convertible
 Class B stock                                                                             --                 --             24,000
Cash payments for financing costs                                                    (255,448)        (1,306,842)                --
Cash distributions paid to shareholders                                           (10,719,531)        (4,099,158)          (169,990)
                                                                            --------------------------------------------------------
    Net cash provided by financing activities                                      27,771,586          7,546,824         28,445,170
                                                                            --------------------------------------------------------
    Increase in cash and cash equivalents                                           5,678,833          2,071,714            581,244
Cash and cash equivalents, beginning of period                                      2,653,058            581,344                100
                                                                            --------------------------------------------------------
Cash and cash equivalents, end of period                                        $   8,331,891       $  2,653,058       $    581,344
                                                                            ========================================================

SUPPLEMENTAL CASH FLOW INFORMAION:

Interest paid                                                                   $   5,203,192       $  6,933,634       $    550,147
Non-cash transactions:
  Debt assumed in connection with acquisitions                                  $  16,500,000       $ 22,780,500       $ 68,569,500


(a) The company was initially capitalized on March 26, 1999; however, operations did not commence until September 1, 1999.

          See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements


NOTE 1 GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION Apple Suites, Inc., together with its subsidiaries (the "company"), is a Virginia corporation formed in March of 1999 to invest primarily in extended-stay hotels. Hotel operations commenced on September 1, 1999.

Effective January 1, 2001 (the effective date for the REIT Modernization Act), the company acquired Apple Suites Management, Inc. and its subsidiaries (the "lessee"). In 2000, the company paid Mr. Glade M. Knight, the company's president and chairman, a deposit of $900,000 in exchange for all the issued and outstanding stock of the lessee. For financial reporting purposes, the company recorded the $900,000 of cash, plus the fair value of net liabilities assumed of $513,520, from lessee as a management termination fee (a total of $1,413,520) in 2001, as the lessee's only business is its lease with the company. Effective January 1, 2001, all inter-company transactions, including lease revenue and rental expenses, between the company and the lessee are eliminated in consolidation.

The company operates in one defined business segment consisting of upscale extended-stay hotels. At December 31, 2001, the company owned, either directly or through its subsidiaries, a total of 17 Homewood Suites(R) by Hilton hotel properties, comprising 1,922 suites, located throughout the United States. The company leases to the lessee all of its hotels acquired to date pursuant to the terms of master hotel lease agreements ("Percentage Leases"). Beginning in 2001, the lessee operates as a taxable REIT subsidiary under the same percentage lease agreements in place before the management termination transaction. The lessee hired Promus Hotels, Inc. ("Promus"), a wholly owned subsidiary of Hilton Hotels Corporation ("Hilton"), to manage the company's hotels under the terms of a man-agement agreement.

CASH AND CASH EQUIVALENTS Cash equivalents include highly liquid investments with original maturities of three months or less. The fair market value of cash and cash equivalents approximate their carrying value.

RESTRICTED CASH Restricted cash consists of cash restricted for property improvements under the franchise-required Property Improvement Plans.

DEFERRED EXPENSES Deferred financing costs include fees and other costs incurred to obtain debt financing, net of accumulated amortization of $197,732 at December 31, 2001 and $41,735 at December 31, 2000. These costs are amortized on a straight-line basis, over the term of the related debt which is not materially different than the effective interest method.

Deferred franchise fees represent the costs incurred in connection with entering into hotel license agreements, net of accumulated amortization of $70,492 at December 31, 2001 and $31,164 at December 31, 2000. Deferred franchise fees are being amortized over the term of the hotel license agreements, which is 20 years.

INVESTMENT IN HOTELS The hotels are stated at cost, net of depreciation, and include real estate brokerage commissions paid to Apple Suites Realty Group, Inc., a related party (see Note 6). Repair and maintenance costs are expensed as incurred, while significant improvements, renovations, and replacements are capitalized. Depreciation is computed using the straight-line method over estimated useful lives of the assets, which are 39 years for buildings, ten years for major improvements and three to seven years for furniture and equipment.

The carrying value of each hotel is evaluated periodically to determine if circumstances exist that indicate an impairment in the carrying value of the investment in the hotel. Adjustments are made based on fair value of the underlying property if impairment is indicated. No impairment losses have been recorded to date.

REVENUE RECOGNITION Revenue is recognized as earned, which is generally defined as the date upon which a guest occupies a room or utilizes the hotel's services.

INVENTORIES Inventories, consisting primarily of food, beverages and hotel supplies, are stated at the lower of cost or market, with cost determined on a method that approximates the first-in, first-out basis.

STOCK INCENTIVE PLANS The company elected to follow Accounting Principles Board
(APB) Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its employee stock options. As discussed in
Note 5, the alternative fair value accounting provided for under Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

EARNINGS PER COMMON SHARE Basic earnings per common share are computed based upon the weighted-average number of shares outstanding during the year. Diluted earn- ings per share is calculated after giving effect to all potential common shares that were dilutive and outstanding for the year. Class B convertible shares are not included in earnings per common share calculations until such time it becomes probable that such shares can be converted to common shares (see
Note 4).

FEDERAL INCOME TAXES The company is operated as, and will annually elect to be taxed as, a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). A real estate investment trust which complies with the provisions of the Code and distributes at least 90% (reduced from 95% prior to the REIT Modernization Act which became effective January 1, 2001) of its taxable income to its shareholders generally does not pay federal income taxes on its distributed income. Accordingly, no provision has been made for federal income taxes.

For federal income tax purposes, distributions paid to shareholders consist of ordinary income and return of capital, or a combination thereof. Distributions declared per share were $.77, $1.02 and $.33 for the periods ended December 31, 2001, 2000 and 1999, respectively. In 2001, of the total distribution, 68% was taxable as ordinary income, and 32% was a non-taxable return of capital. In 2000, 70% was taxable as ordinary income and 30% was a non-taxable return of capital. In 1999, 68% was taxable as ordinary income and 32% was a non-taxable return of capital.

The taxable REIT subsidiary provides for income taxes under the provisions of SFAS No. 109 "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability based approach in accounting for income taxes. This approach also requires the recognition of future tax benefits, such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not.

The lessee incurred a loss during the period and as such has no income tax liability at December 31, 2001. No operating loss benefit has been recorded in the consolidated balance sheet since realization is uncertain. At December 31, 2001, the lessee has approximately $600,000 of net operating loss carryforwards that begin to expire in 2020.

ADVERTISING AND PROMOTION COSTS Advertising and promotion costs are expensed when incurred. Advertising and promotion costs represent the expense for franchise advertising and reservation systems under the terms of the hotel franchise agreements and general and administrative expenses that are directly attributable to advertising and promotion.

USE OF ESTIMATES The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

SEASONALITY The hotel industry is seasonal in nature. Seasonal variations in revenues at the hotels under lease may cause quarterly fluctuations in the company's revenues. Revenues for 1999 primarily consist of fourth quarter revenues which may not be indicative of a full year.

COMPREHENSIVE INCOME The company does not currently have any items of comprehensive income requiring separate reporting and disclosure.

DERIVATIVE INSTRUMENTS FASB Statements No. 133 and 138 "Accounting for Certain Derivative Instruments and Hedging Activities" became effective January 1, 2001. The company currently does not have any derivatives subject to these statements.

CREDIT RISK The company maintains cash on deposit with Promus in a pooled investment account that potentially subjects the company to a concentration of credit risk. At December 31, 2001, the company had $2,426,752 on deposit with Promus.

RECLASSIFICATIONS Certain reclassifications have been made to the 2000 and 1999 financial statements to conform with the 2001 presentation. These reclassifications have no effect on net income or shareholders' equity.

RECENT ACCOUNTING PRONOUNCEMENTS In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangibles," effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives. The company will adopt these new accounting standards beginning the first quarter of fiscal 2002. The company believes the adoption of these standards will not have a material impact on its financial statements.

In August 2001, the FASB issued Statement 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Statement supercedes Statement 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and APB. Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions for segments of a business to be disposed of." SFAS No. 144 retains the requirements of SFAS No. 121 relating to the recognition and measurement of an impairment loss and resolves certain implementation issues resulting from SFAS No. 121. This Statement is effective for fiscal years beginning after December 15, 2001. We are currently assessing the impact of this statement on the company; however, we do not anticipate this statement will have a material impact on the consolidated financial position or results of operations of the company.


NOTE 2  INVESTMENT IN HOTELS

At December 31, 2001, the company owned the following Homewood Suites(R) by Hilton Hotels:

                                        Initial
                                    Acquisition                        Accumulated        Acquired
Description                                Cost      Gross Value*      Depreciation      Encumbrances      Date Acquired
-------------------------------------------------------------------------------------------------------------------------
Dallas/Addison, Texas              $  9,500,000      $ 10,465,034      $    643,577      $  5,436,474      September 1999

Dallas/Las Colinas, Texas            11,200,000        12,253,110           726,849         5,634,164      September 1999

Dallas/Plano, Texas                   5,400,000         5,624,242           441,836         2,471,125      September 1999

Richmond, Virginia                    9,400,000         9,794,179           730,537         5,436,474      September 1999

Atlanta/Cumberland, Georgia           9,800,000        10,732,488           657,117         4,942,249      October 1999

Baltimore, Maryland                  16,348,000        17,026,552         1,013,482         8,896,050      November 1999

Clearwater, Florida                  10,416,000        10,752,701           559,209         5,930,699      November 1999

Detroit, Michigan                     4,330,000         4,964,282           346,104         2,471,125      November 1999

Atlanta/Peachtree, Georgia            4,033,000         4,507,792           317,207         2,767,660      November 1999

Salt Lake City, Utah                  5,153,000         5,423,952           381,232         2,471,125      November 1999

Jackson, Mississippi                  5,846,000         6,090,685           377,904         2,965,350      December 1999

Philadelphia, Pennsylvania           15,489,000        16,149,665           818,870                --      May 2000

Boulder, Colorado                    14,885,000        15,827,810           584,464        10,640,378      June 2000

Atlanta/Buckhead, Georgia            12,800,000        13,388,681           218,811                --      April 2001

St. Louis, Missouri                  11,500,000        11,802,116           155,809         4,750,000      June 2001

Portland, Oregon                     10,500,000        10,792,237           124,183         4,750,000      June 2001

Herndon, Virginia                    12,750,000        13,115,772           176,885         7,478,423      June 2001
                                   --------------------------------------------------------------------------------------
                                   $169,350,000      $178,711,298      $  8,274,076      $ 77,041,296
                                   ======================================================================================


*Includes real estate commissions (see Note 6), closing costs, and improvements capitalized since the date of acquisition for hotels acquired to date.

The following is a reconciliation of the carrying amount of real estate owned:

                                                            2001            2000           1999
-----------------------------------------------------------------------------------------------
Balance at January 1                                $128,062,847    $ 94,215,841   $         --
Real estate purchased                                 48,856,607      31,363,503     93,751,815
Development of real estate assets                      1,791,844       2,483,503        464,026
                                                    -------------------------------------------
Balance at December 31                              $178,711,298    $128,062,847   $ 94,215,841
                                                    ===========================================


Investment in hotels at December 31, 2001 and 2000, consist of the following:

                                                       2001                2000
-------------------------------------------------------------------------------
Land                                          $  29,923,592       $  18,374,917
Building and improvements                       137,549,729         101,314,421
Furniture and equipment                          11,237,977           8,373,509
                                              ---------------------------------
                                              $ 178,711,298       $ 128,062,847
Less accumulated depreciation                    (8,274,076)         (3,486,590)
                                              ---------------------------------
Investments in hotels, net                    $ 170,437,222       $ 124,576,257
                                              =================================


In conjunction with one of the acquisitions made in 2000, the company leased land from a third party under an operating lease. The annual rent will be adjusted by a CPI inflation factor in May 2002. It will be adjusted every five years following that date by a similarly calculated CPI factor. The future minimum lease payments under the company's land lease obligation at December 31, 2001 are as follows:

2002                 $  100,000
2003                    100,000
2004                    100,000
2005                    100,000
2006                    100,000
Thereafter            1,335,214
                     ----------
                     $1,835,214
                     ==========


NOTE 3  NOTES PAYABLE

On December 28, 2001, the company placed $9.5 million of secured debt. The loans are amortized over 25 years and bear interest at a fixed rate of 8.3% per annum, with a maturity date of January 2012. The loans are payable in monthly installments, including principal and interest, and are secured by two hotels. At December 31, 2001, the outstanding balance on this debt was $9.5 million. A portion of the proceeds were used to pay off the outstanding balance of the short-term Hilton notes.

On August 15, 2001, the company placed $7.5 million of secured debt. The loan is amortized over 25 years and bears interest at a fixed rate of 8.14% per annum, with a maturity date of September 2011. The loan is payable in monthly installments, including principal and interest, and is secured by one hotel. The proceeds were used to reduce the outstanding balance of the short-term Hilton notes. At December 31, 2001, the outstanding balance on this debt was $7,478,423.

In connection with the purchase of the Portland and St. Louis hotels, notes were executed by the company payable to Hilton in the amount of $16,500,000. The notes bore interest at a fixed rate of 8.5% per annum. These notes were paid off in December, 2001 with proceeds from the secured financings.

On June 1, 2001, the company placed $10.7 million of secured debt. The loan is amortized over twenty-five years and bears interest at a fixed rate of 8.15% per annum with a maturity date of June 2011. The loan is payable in monthly installments, including principal and interest, and is secured by one hotel. The proceeds were used to reduce the outstanding balance of the short-term Hilton notes. At December 31, 2001, the outstanding balance on this debt was $10,640,378.

Assets encumbered by the debt discussed above are held in separate legal entities. These special purpose entities are wholly-owned subsidiaries of the company included in the consolidated financial statements.

On September 8, 2000, the company refinanced much of its short-term debt with loans from a commercial bank in the amount of $60 million. The proceeds were used to repay four promissory notes the company executed in 1999 when acquiring 11 of the hotels. The company has a $50 million secured loan with a term of 10 years. The $50 million loan bears a fixed interest rate of 9% per annum and is secured by 11 of our hotels. Prepayment penalties apply for early retirement. The loan is amortized over twenty-five years with a maturity date in September 2010. At December 31, 2001, the outstanding balance on this debt was $49,422,447. The remaining $10 million represented a short-term loan which was repaid on October 25, 2000 with proceeds from the company's equity offering. The loan bore an interest rate of 8.6% per annum.

The aggregate maturities of the secured debt for the five years subsequent to December 31, 2001 are as follows:

2002                $   874,253
2003                    954,575
2004                  1,022,857
2005                  1,136,295
2006                  1,240,751
Thereafter           71,812,565
                    -----------
                    $77,041,296
                    ===========


The carrying value of the notes at December 31, 2001 and 2000 approximates fair value. Fair value is estimated based on current rates offered to the company for debt of the same term.


NOTE 4  SHAREHOLDERS' EQUITY

On April 17, 2001, the company closed its "best efforts" offering of shares. The total gross proceeds raised from the "best efforts" offering was $125,000,000. As the Managing Dealer, David Lerner Associates, Inc. received selling commissions of 7.5% and a marketing expense allowance of 2.5% of proceeds of the shares sold. The company received gross proceeds of $40,003,301, $52,369,223 and $32,627,476 from the sale of 4,000,329, 5,236,934 and 3,429,414 shares, including shares sold through the reinvestment of distributions, for the years ended December 31, 2001, 2000, and 1999, respectively. The net proceeds of the offering, including shares issued through reinvestment of distributions and after deducting selling commissions and other offering costs, were $111,099,353 ($35,876,135 in 2001, $46,631,958 in 2000 and $28,591,260 in 1999).

The company issued 240,000 Class B convertible shares, consisting of 202,500 shares to Mr. Knight, and a combined 37,500 Class B convertible shares to two other individuals. The Class B convertible shares were issued by the company before the initial closing of the minimum offering of $15,000,000, in exchange for payment of $.10 per Class B convertible share, or an aggregate of $24,000. There will be no dividend payable on the Class B convertible shares. On liquidation of the company, the holders of the Class B convertible shares will be entitled to a liquidation payment of $.10 per share before any distributions of liquidation proceeds to holders of the common shares. Holders of more than two-thirds of the Class B convertible shares must approve any proposed amendment to the Articles of Incorporation that would adversely affect the Class B convertible shares or create a new class of stock senior to, or on a parity with, the Class B convertible shares. The Class B convertible shares may not be redeemed by the company.

Each holder of outstanding Class B convertible shares shall have the right to convert any of such shares into common shares of the company upon and for 180 days following the occurrence of either of the following conversion events:

      (1) the sale or transfer of substantially all of the company's assets, stock or business, whether through sale, exchange, merger, consolidation, lease, share exchange or otherwise, or

      (2) the termination or expiration without renewal of the Advisory Agreement with Apple Suites Advisors, Inc., and if the company ceases to use Apple Suites Realty Group, Inc. to provide substantially all of its property acquisition and disposition services.

Upon the occurrence of either conversion event, each of the Class B convertible shares may be converted into two common shares, based upon the gross proceeds in the public offering of the company's common shares and as disclosed in the company's prospectus.

No additional consideration is due upon the conversion of the Class B convertible shares. Upon the probable occurrence of a conversion event, the company will record expense for the difference between the market value of the company's common stock and issue price of the Class B convertible shares, which would have been $4,776,000 at December 31, 2001, based on a price of $10 per common share.

Compensation expense related to issuance of 240,000 Series B convertible preferred shares to Mr. Knight will be recognized at such time when the number of common shares to be issued for conversion of the Series B shares can be reasonably estimated and the event triggering the conversion of the Series B shares to common shares is probable. The expense will be measured as the difference between the fair value of the common stock for which the Series B shares can be converted and the amounts paid for the Series B shares.

The issuance of the Series B convertible preferred shares to other individuals not employed by the company will be accounted for under FASB Statement No. 123, "Accounting for Stock-Based Compensation." Expense related to the issuance of the Series B shares will be determined based on fair value of the Series B shares at grant date in excess of amounts paid by these individuals. Since the number of common shares to which the Series B shares can be converted is not known at grant date, and ultimate convertibility to common shares is only allowed through a defined triggering event, the fair value of the Series B shares will be remeasured and not recorded as expense until likely occurrence of an event triggering the conversion of the Series B convertible preferred shares to common stock.


NOTE 5  STOCK INCENTIVE PLANS

In July 1999, the Board of Directors approved a Non-Employee Directors Stock Option Plan (the "Directors Plan") whereby Directors, who are not employees of the company or affiliates (see Note 6), automatically receive options to purchase stock five years from the adoption of the plan. Under the Directors Plan, the maximum number of shares to be issued is equal to 45,000 plus 1.8% of the number of shares sold in excess of 1,666,667. As the offering is closed at 12,666,667, the maximum number of shares to be issued under the Directors Plan is 243,000. The options expire 10 years from the date of grant. As of December 31, 2001, 243,000 had been reserved for issuance.

In July 1999, the Board of Directors approved an Incentive Stock Option Plan (the "Incentive Plan") whereby incentive awards may be granted, either as options or as restricted shares, to certain employees of the company or affiliates. Under the Incentive Plan, the maximum number of shares be issued is equal to 35,000 plus 4.625% of the number of shares sold in excess of 1,666,667. As the offering is closed at 12,666,667, the maximum number of shares that can be issued under the Incentive Plan is 543,750. As of December 31, 2001, 543,750 shares had been reserved for issuance.

Both plans generally provide, among other things, that options be granted at exercise prices not lower than the market value of the shares on the date of grant. Under the Incentive Plan, at the earliest, options become exercisable the date of grant. The optionee has up to 10 years from the date on which the options first become exercisable during which to exercise the options. In 2001, the company granted 10,132 options to purchase shares under the Directors Plan and no options under the Incentive Plan. Activity in the company's share options plan during 2001 and 2000 is summarized in the following table:

                                          2001                   2000                   1999
                                    ------------------------------------------------------------------------
                                              Weighted-              Weighted-
                                               Average                Average
                                              Exercise               Exercise               Weighted-Average
                                    Options      Price     Options      Price     Options     Exercise Price
-------------------------------------------------------------------------------------------------------------
Outstanding, beginning of period     25,624   $   9.14      22,000   $   9.00          --       $     --
Granted                              10,132   $  10.00       3,624   $  10.00      22,000       $   9.00
Exercised                                --         --          --         --          --             --
Forfeited                                --         --          --         --          --             --
                                     -----------------------------------------------------------------------
Outstanding, end of year             35,756   $   9.38      25,624    $  9.14      22,000       $   9.00
Exercisable at end of year           35,756   $   9.38      25,624    $  9.14      22,000       $   9.00
                                     -----------------------------------------------------------------------
Weighted-average fair value of
  options granted during the year             $    .48                $   .40                   $    .31
                                     -----------------------------------------------------------------------



Pro forma information regarding net income and earnings per share is required by FASB 123, under the fair value method described in that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2001 and 2000, respectively: risk-free interest rates of 5.3% and 6.2%, a dividend yield of 10.3% for 2001 and 10.2% for 2000, a volatility factor of the expected market price of the company's common stock of .48 for 2001 and .214 for 2000, and a weighted-average expected life of the options of 10 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.

For purposes of FASB 123 pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. As the options are exercisable within six months of the date of grant, the full impact of the pro forma adjustment to net income is disclosed below.

                                                       2001            2000            1999
-------------------------------------------------------------------------------------------
Net income available to common shareholders
Pro forma                                        $4,025,786      $3,467,637        $358,645
As reported                                      $4,030,649      $3,469,087        $365,465
Earnings per common share-diluted
Pro forma                                              $.34            $.66            $.14
As reported                                            $.34            $.66            $.14



NOTE 6  COMMITMENTS AND RELATED PARTIES

The company is committed under management agreements to fund up to 5% of suite revenues per month for capital expenditures to include periodic replacement or refurbish- ment of furniture, fixtures and equipment. At December

31, 2001 and 2000, $438,823 and $504,413, respectively, was held by Promus for these capital improvement reserves. In addition, in accordance with the franchise agreements, at December 31, 2001 and 2000, $184,962 and $263,686, respectively, was held for the Property Improvement Plan with a financial institution and treated as restricted cash.

Promus manages the day-to-day operations of the hotels. For the hotels acquired prior to 2001, Promus charges fees equal to 4% of total revenue for this function. For two of the hotels acquired in 2001, Promus charges a base management fee of 2% of total revenue and an incentive management fee calculated on the basis of operating profit of the hotels. No incentive management fees were paid in 2001. For the other two hotels acquired in 2001, Promus charges 2% of total revenues for the first twelve months, 3% of total revenues for the second twelve months and 4% of total revenues thereafter.

The lessee has entered into license agreements with Promus to operate the hotels as Homewood Suites(R) by Hilton properties and to participate in the Hilton reservation system. These agreements have terms of 20 years and expire in 2019 through 2021. These agreements require the lessee to, among other things, pay monthly franchise fees equal to 4% of suite revenue. Total expenses for these services were $4,985,872, $4,203,049 and $653,010 in 2001, 2000 and 1999,
respectively. Prior to 2001, these fees were included in the lessee's financial statements.

The company has contracted with Apple Suites Realty Group, Inc. ("ASRG") to acquire and dispose of real estate assets for the company. In accordance with the contract, ASRG is to be paid a fee of 2% of the purchase price of any acquisitions or sale price of any dispositions of real estate investments, subject to certain conditions. During 2001, 2000 and 1999, ASRG earned $953,000, $607,480 and $1,828,520, respectively, under the agreement.

The company has contracted with Apple Suites Advisors, Inc. ("ASA") to advise and provide day-to-day management services to the company. In accordance with the con- tract, the company will pay ASA a fee equal to .1% to .25% of total equity contributions received by the company in addition to certain reimbursable expenses. During 2001, 2000 and 1999, ASA earned fees of $298,270, $134,579 and $23,574, respectively, under this agreement.

ASA holds a three-year contract for the monthly maintenance and support of accounting software. During 2001, the company paid an upfront fee of $70,000 for the implementation of this software and began paying a monthly fee for the maintenance and support.

ASRG and ASA are 100% owned by Mr. Knight. Mr. Knight also serves as the chairman and chief executive officer of Cornerstone Realty Income Trust, Inc., an apartment REIT, and Apple Hospitality Two, Inc., a hospitality REIT formed in 2001. During 2001, Cornerstone Realty Income Trust, Inc. provided the company with services and rental space and was paid approximately $58,764 in return. During 2001, the company provided services and rented office space to Apple Hospitality Two, Inc. and received payment of $190,010.


NOTE 7  WARRANTS

The company has agreed to sell to the Managing Dealer for an aggregate of $100, warrants (the "Warrants") to purchase 10% of the shares sold in this offering, up to 3,000,000 common shares, at an exercise price of $16.50 per common share (165% of the public offering price per common share). The Warrants may not be sold, transferred, assigned, or hypothecated for one year from the date of issuance, except to the officers and employees of the Managing Dealer, and are exercisable at any time and from time to time, in whole or in part, during the five-year period commencing on the date of the final closing after the termination of the offering (the "Warrant Exercise Term"). At the company's expense, the company may be required to register the Warrants under the Securities Act during the Warrant Exercise Term.

NOTE 8  EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

                                                                2001          2000           1999
-------------------------------------------------------------------------------------------------
Numerator:
Net income and numerator for basic and diluted earnings   $4,010,099    $3,469,087    $   365,465

Denominator:
  Denominator for basic earnings per
  share--weighted-average shares                           11,907,721     5,274,633     2,648,196
Effect of dilutive securities:
  Stock options                                                 2,200         2,200         2,200
Denominator for diluted earnings per share--adjusted
  weighted-average shares and assumed conversions          11,909,921     5,276,833     2,650,396
  Basic and diluted earnings per common share             $       .34   $       .66   $       .14



NOTE 9  QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of quarterly results of operations for the year ended December 31, 2001 and 2000:

                                         First         Second          Third         Fourth
2001                                   Quarter        Quarter        Quarter        Quarter
-------------------------------------------------------------------------------------------
Revenues                         $  10,651,744   $ 11,595,975   $ 12,771,843   $ 10,842,433
Net income                             263,126      2,207,215      1,442,993        117,315
Basic and diluted earnings per
  common share                             .03            .18            .11            .01
Distributions paid per share             .2575          .2575          .2575          .2575



                                         First         Second          Third         Fourth
2000                                   Quarter        Quarter        Quarter        Quarter
-------------------------------------------------------------------------------------------
Revenues                         $   3,454,685   $  3,934,735   $  4,662,836   $  4,150,673
Net income                             506,063        689,696      1,359,123        914,205
Basic and diluted earnings per
  common share                             .14            .16            .25            .12
Distributions paid per share             .2500          .2500          .2575          .2575


NOTE 10 PRO FORMA INFORMATION (UNAUDITED)

The following unaudited pro forma information for the years ended December 31, 2001 and 2000 is presented as if the acquisition of three of the four hotels purchased in 2001 and the two hotels purchased in 2000 occurred on January 1 of each year. The pro forma information does not purport to represent what the company's results of operations would actually have been if such transaction, in fact, had occurred as of the beginning of each period presented, nor does it purport to represent the results of operations for future periods.

Year ended                         2001          2000
-----------------------------------------------------
Total revenue               $49,523,658   $49,575,739
Net income                  $ 6,030,185   $ 6,791,859
Net income per share--
  basic and diluted         $       .48   $       .56


The pro forma information reflects adjustments for actual revenue and expenses for the periods of 2001 and 2000 prior to acquisition of three of the four hotels acquired in 2001 and two hotels acquired in 2000. The pro forma also assumes that the acquisition of the lessee took place as of January 1, 2001. Net income has been adjusted as follows: (1) depreciation has been adjusted based on the company's basis in the hotels; (2) advisory expenses have been adjusted based on the company's contractual arrangements; (3) interest expense has been adjusted to reflect the acquisition as of January 1, 2000; and (4) common stock raised to purchase these hotels has been adjusted to reflect issuance as of January 1 of each year.


NOTE 11  SUBSEQUENT EVENTS

During January 2002, the company declared and paid a dividend of .2575 per share, totaling $3,261,667.

APPLE SUITES, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                                                          June 30,       December 31,
                                                                                            2002            2001
                                                                                       -------------    -------------
ASSETS
Investment in hotel-net of accumulated depreciation of $10,974,993 and $8,274,076,
respectively                                                                           $ 168,631,669    $ 170,437,222
Cash and cash equivalents                                                                  6,159,579        8,331,891
Restricted cash                                                                              146,615          184,962
Accounts receivable, net                                                                   2,211,170        1,002,160
Inventories                                                                                  145,300          145,300
Capital improvement reserve                                                                  338,724          438,823
Deferred financing costs, net                                                              1,293,934        1,364,499
Deferred franchise fees                                                                      771,078          792,794
Other assets                                                                               1,277,939        2,479,434
                                                                                       -------------    -------------
Total Assets                                                                           $ 180,976,008    $ 185,177,085
                                                                                       =============    =============
LIABILITIES and SHAREHOLDERS' EQUITY
Liabilities
Notes payable-secured                                                                  $  76,612,135    $  77,041,296
Interest payable                                                                             556,257          510,119
Accounts payable and accrued expenses                                                      2,491,141        2,850,311
Due to third party manager                                                                   664,200          700,969
Account payable-affiliate                                                                     62,817           74,515
Distributions payable                                                                             --               --
                                                                                       -------------    -------------
Total Liabilities                                                                         80,386,550        81,177,210

Shareholders' equity
Preferred stock 15,000,000 authorized shares, none issued or outstanding                          --               --
Common stock, no par value, authorized 200,000,000 shares; issued and outstanding
12,666,677 shares as of June 30, 2002 and December 31, 2001                              111,099,353      111,099,353
Class B convertible stock, no par value, authorized 240,000 shares; issued and
outstanding 240,000 shares                                                                    24,000           24,000
Distributions greater than net income                                                    (10,533,895)      (7,123,478)
                                                                                       -------------    -------------
Total Shareholders' Equity                                                               100,589,458      103,999,875
                                                                                       -------------    -------------
Total Liabilities and Shareholders' Equity                                             $ 180,976,008    $ 185,177,085
                                                                                       =============    =============

See accompanying notes to consolidated financial statements.

APPLE SUITES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                      Three Months Ended                         Six Months Ended
                                                 June 30,             June 30,             June 30,             June 30,
                                                   2002                 2001                 2002                 2001
                                            -----------------   ------------------   ------------------   --------------------
REVENUES:
   Suite revenue                            $      12,411,658   $       10,857,055   $       24,052,840   $       20,919,569
   Other revenue                                      553,066              524,519            1,091,234            1,019,711
   Interest income                                      4,099              214,401               12,001              308,440
                                            -----------------   ------------------   ------------------   --------------------
     Total revenues                                12,968,823           11,595,975           25,156,075           22,247,720

EXPENSES:
   Operating expenses                               4,053,874            3,171,595            7,734,595            6,255,114
   Hotel administrative expenses                      937,541              850,247            1,865,497            1,653,452
   Advertising and promotion                        1,195,987              977,535            2,295,641            1,946,376
   Utilities                                          487,706              388,779              970,445              843,675
   Franchise fees                                     496,466              430,182              962,114              832,683
   Management fees                                    446,145              412,496              857,076              823,556
   Taxes, insurance and other                         671,012              502,482            1,337,177              885,774
   General and administrative                         309,413              191,101              555,482              507,507
   Depreciation of real estate owned                1,380,458            1,147,185            2,700,916            2,146,695
   Interest                                         1,743,951            1,248,728            3,442,549            2,419,026
   Ground lease                                        25,000               25,000               50,000               50,000
   Management termination fees                             --               43,430                   --            1,413,520
                                            -----------------   ------------------   ------------------   ------------------
     Total expenses                                11,747,553            9,388,760           22,771,492           19,777,378
                                            -----------------   ------------------   ------------------   ------------------
Net income                                  $       1,221,270   $        2,207,215   $        2,384,583   $        2,470,342
                                            =================   ==================   ==================   ==================
Basic and diluted earnings per common
share                                       $            0.10   $             0.18   $           0.19 $                 0.23
                                            =================   ==================   ==================   ==================
Distributions per common share              $            0.20   $             0.26   $           0.46 $                 0.52
                                            =================   ==================   ==================   ==================

See accompanying notes to consolidated financial statements.

APPLE SUITES, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (UNAUDITED)

                                         Common Stock         Class B Convertible Stock
                                 ---------------------------  -------------------------    Distributions         Total
                                   Number                        Number                    Greater Than      Shareholders'
                                 of Shares         Amount      of Shares       Amount       Net Income          Equity
                                 ----------    -------------  -----------    ----------   ---------------    -------------
Balance at December 31, 2001     12,666,677    $ 111,099,353      240,000      $ 24,000     $  (7,123,478)   $ 103,999,875
Net proceeds from the sale of
common shares                            --               --           --            --                --               --
Net income                               --               --           --            --         2,384,583        2,384,583
Cash distributions declared to
common shareholders ($.46 per
share)                                   --               --           --            --        (5,795,000)      (5,795,000)
Common stock issued through
reinvestment of distributions            --               --           --            --                --               --
                                 ----------    -------------      -------      --------     -------------    -------------
Balance at June 30, 2002         12,666,677    $ 111,099,353      240,000      $ 24,000     $ (10,533,895)   $ 100,589,458
                                 ==========    =============      =======      ========     =============    =============

See accompanying notes to consolidated financial statements.

APPLE SUITES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED):

                                                                                                Six Months Ended June 30,
                                                                                               2002                   2001
                                                                                          --------------         --------------
Cash flow from operating activities:
   Net income                                                                             $    2,384,583         $    2,470,342
   Adjustments to reconcile net income to net cash provided by operating activities
   Depreciation of real estate owned                                                           2,700,916              2,146,695
   Amortization of deferred financing costs                                                       78,478                 70,716
   Amortization of deferred franchise fees                                                        21,716                 16,228
   Management termination fees (non-cash portion)                                                     --                470,090
   Changes in operating assets and liabilities (excluding amounts acquired from Apple
   Suites Management, Inc.):
     Prepaid expenses                                                                          1,195,396               (155,853)
     Receivables                                                                              (1,209,010)            (1,070,569)
     Other assets                                                                                  6,099                105,037
     Accounts payable                                                                             (8,947)              (137,316)
     Accounts payable-affiliates                                                                 (11,698)                78,127
     Due to third party manager                                                                  (36,769)               600,972
     Accrued expenses                                                                           (350,224)               199,329
     Interest payable                                                                             46,138                 38,450
                                                                                          --------------         --------------
        Net cash provided by operating activities                                              4,816,678              4,832,248
Cash flow from investing activities:
   Cash assumed in the acquisition of Apple Suites Management, Inc.                                   --              2,793,106
   Cash paid in the acquisition of hotels                                                             --            (31,099,671)
   Net (increase) decrease in cash restricted for property and capital
   improvement reserve held with third party                                                     138,446             (1,001,991)
   Capital improvements                                                                         (895,362)            (1,344,382)
                                                                                          --------------         --------------
        Net cash used in investing activities                                                   (756,916)           (30,652,938)
Cash flow from financing activities:
   Repayment of secured notes payable                                                           (429,161)            (8,056,652)
   Proceeds from secured notes payable                                                                --             10,700,000
   Payment of financing costs                                                                     (7,913)               (79,483)
   Net proceeds from issuance of common stock                                                         --             35,933,303
   Cash distributions paid to shareholders                                                    (5,795,000)            (4,287,297)
                                                                                          --------------         --------------
        Net cash provided by (used in) financing activities                                   (6,232,074)            34,209,871
        Increase (decrease) in cash and cash equivalents                                      (2,172,312)             8,389,181
Cash and cash equivalents, beginning of period                                                 8,331,891              2,653,058
                                                                                          --------------         --------------
Cash and cash equivalents, end of period                                                  $    6,159,579         $   11,042,239
                                                                                          ==============         ==============
Supplemental Information:
non-cash transactions:
   Apple Suites Management, Inc. acquisition
     Operating assets acquired                                                                        --         $    2,009,431
     Operating liabilities acquired                                                                   --              5,272,627
   Notes payable - secured issued to seller in connection with hotel acquisitions                     --             16,500,000

See accompanying notes to consolidated financial statements.

                                APPLE SUITES, INC
             Notes to Consolidated Financial Statements (Unaudited)
                                 June 30, 2002

General Information and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying interim unaudited consolidated financial statements have been prepared in accordance with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information required by generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of financial position have been included. Operating results for the three months ended June 30, 2002 are not necessarily indicative of the results that may be expected for the period ended December 31, 2002. These consolidated financial statements should be read in conjunction with the Company's December 31, 2001 Annual Report on Form 10-K.

Organization

Apple Suites, Inc. (the "Company"), a Virginia corporation, was initially capitalized on March 26, 1999, and commenced operations on September 1, 1999. The unaudited consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

The Company operates in one defined business segment consisting of upscale, extended stay hotel properties. The Company leases all hotel properties owned to Apple Suites Management, Inc. (the "Lessee"), a 100% owned taxable REIT subsidiary. Each hotel is leased by the Company to the Lessee under a master hotel lease agreement. Promus Hotels, Inc. ("Promus"), a wholly owned subsidiary of Hilton Hotels Corporation ("Hilton"), manages the Company's hotels under the terms of a management agreement, as part of the Homewood Suites(R) by Hilton(R) franchise.

Summary of Significant Accounting Policies

In June 2001, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangibles," effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but are subject to annual impairment tests in accordance with the Statements. Other intangible assets continue to be amortized over their useful lives. The Company adopted these new accounting standards beginning the first quarter of fiscal 2002. The adoption of these standards did not have a material impact on the Company's financial statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The statement supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" and

    Accounting Principles Board (APB) Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for segments of a business to be disposed of. SFAS No. 144 retains the requirements of SFAS No. 121 relating to recognition and measurement of an impairment loss and resolves certain implementation issues resulting from SFAS No. 121. The Company adopted SFAS No. 144 as of January 1, 2002. The statement did not have a material impact on the consolidated financial position or results of operations of the Company as of June 30, 2002.

(2) Investment in Hotels

    At June 30, 2002, the Company owned 17 hotels. Investment in hotels consisted of the following:

                                       June 30,       December 31,
                                         2002             2001
                                    -------------    -------------
    Land                            $  29,926,099    $  29,923,592
    Building                          134,666,539      137,549,729
    Furniture and equipment            15,014,024       11,237,977
                                    -------------    -------------
                                    $ 179,606,662    $ 178,711,298
    Less accumulated depreciation     (10,974,993)      (8,274,076)
                                    -------------    -------------
                                    $ 168,631,669    $ 170,437,222
                                    =============    =============


    General location of hotel                                   Number of Suites
    -----------------------------                             ------------------
    Richmond, Virginia                                                       123
    Plano, Texas                                                              99
    Irving/ Las Colinas, Texas                                               136
    Addison, Texas                                                           120
    Atlanta/ Cumberland, Georgia                                             124
    Baltimore, Maryland                                                      147
    Boulder, Colorado                                                        112
    Clearwater, Florida                                                      112
    Detroit/ Warren, Michigan                                                 76
    Atlanta/ Peachtree, Georgia                                               92
    Philadelphia, Pennsylvania                                               123
    Salt Lake City, Utah                                                      98
    Jackson, Mississippi                                                      91
    Atlanta/ Buckhead, Georgia                                                92
    St. Louis, Missouri                                                      145
    Portland, Oregon                                                         123
    Dulles/ Washington, D.C                                                  109
                                                                          ------
        Total Suites                                                       1,922
                                                                          ======

(3) Management Agreements

    The Company is obligated to pay the costs of real estate and personal property taxes, property insurance and maintenance of the hotels. The Company is committed under management agreements to fund up to 5% of gross revenues for capital expenditures to include periodic replacement or refurbishment of furniture, fixtures, and equipment. At June 30, 2002 and June 30, 2001, Promus held $338,724 and $1,694,119, respectively, for these capital improvement reserves. In addition, in accordance with the franchise agreements, at June 30, 2002 and 2001, $146,615 and $75,971, respectively, were held for property improvements with a financial institution and treated as restricted cash.

     Promus manages day-to-day operations of the hotels. For the hotels acquired prior to 2001, Promus charges fees equal to 4% of total revenue for this function. For two of the hotels acquired in 2001, Promus charges a base management fee of 2% of total revenue and an incentive management fee calculated on the basis of operating profit of the hotels. No incentive management fees were paid in 2002. For the other two hotels acquired in 2001, Promus charges 2% of total revenues for the first twelve months, 3% of total revenues for the second twelve months and 4% of total revenues thereafter. Promus also charges a fee of 4% of suite revenue for franchise licenses to operate as a Homewood Suites(R) by Hilton(R) and to participate in its reservation system. Total expenses for these services were $1,819,190 and $1,656,239 for the first six months of 2002 and 2001, respectively. These expenses are included in the hotel operating expenses mentioned above.

(4)  Shareholders' Equity

     In July 2002, the Company declared and distributed to its shareholders $2,546,002 ($0.201 per share).

     It is anticipated that the revenues generated from the hotels and the remaining funds from financings will be used to meet normal hotel operating expenses, payment of distributions and monthly debt service. The Company's ability to pay regular quarterly distributions is dependent upon the results of operations of the Company's hotels. Because dividends were in excess of cash flow during 2001 and the first two quarters of 2002, and due to the uncertain economic climate, the company will make decisions regarding any future 2002 distributions to shareholders on a quarter-by-quarter basis. It is the Company's objective to maximize the shareholders' returns while preserving the value of their investment. In general, the Company's liquidity and capital resources are believed to be adequate to meet its cash requirements during the upcoming period, given the previous discussion. The Company set the first quarter 2002 dividend at $0.20, and after improved second quarter revenues, raised the second quarter dividend slightly to $0.201 per share. We will continue to evaluate the dividend on a quarter-by-quarter basis for the remainder of the year.

(5)  Commitments and Related Parties

     The Company has contracted with Apple Suites Advisors, Inc. ("ASA") to advise and provide day to day advisory and management services to the Company. In accordance with the advisory contract, the Company will pay ASA a fee equal to .1% to .25% of total equity contributions received by the Company. For the six months ended June 30, 2002 and June 30, 2001, ASA earned $156,252 and $142,022 respectively, under the advisory agreement. In addition, the Company reimburses ASA for certain reimbursable expenses.

     The Company has contracted with Apple Suites Realty Group, Inc. ("ASRG") to acquire and dispose of real estate assets for the Company. In accordance with the contract, ASRG is to be